[EXECUTION COPY]




















                                 CREDIT AGREEMENT

                            Dated as of March 30, 1994

                                       among

                              RALSTON PURINA COMPANY,

                             THE LENDERS PARTY HERETO

                                        and

                       NATIONSBANK OF NORTH CAROLINA, N.A.,

                                     as Agent

                                 TABLE OF CONTENTS

ARTICLE I.  DEFINITIONS                                        1
      SECTION 1.01.  Defined Terms                             1
      SECTION 1.02.  Accounting Terms                         19
      SECTION 1.03.  Terms Generally                          20

ARTICLE II.  THE LOANS                                        20
      SECTION 2.01.  Revolving Loans                          20
      SECTION 2.02.  Term Loan                                23
      SECTION 2.03.  Competitive Loan Subfacility             24
      SECTION 2.04.  Swingline Loan Subfacility               26
      SECTION 2.05.  Termination and Reduction of
                          Commitments 29
      SECTION 2.06.  Fees                                     29

ARTICLE III.  ADDITIONAL PROVISIONS REGARDING LOANS           30
      SECTION 3.01.  Default Rate                             30
      SECTION 3.02.  Prepayments                              30
      SECTION 3.03.  Extension and Conversion                 32
      SECTION 3.04.  Alternate Rate of Interest               32
      SECTION 3.05.  Reserve Requirements; Change in
                          Circumstances 33
      SECTION 3.06.  Change in Legality                       34
      SECTION 3.07.  Indemnity                                35
      SECTION 3.08.  Mandatory Assignment; Commitment
                          Termination 35

ARTICLE IV.  PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS;
                          U.S. TAXES; EVIDENCE OF LOANS       36
      SECTION 4.01.  Payments and Computations                36
      SECTION 4.02.  Pro Rata Treatment                       37
      SECTION 4.03.  Sharing of Payments                      37
      SECTION 4.04.  U.S. Taxes                               38
      SECTION 4.05.  Evidence of Loans                        39

ARTICLE V.  CONDITIONS PRECEDENT                              40
      SECTION 5.01.  Conditions to Initial Loans to Ralston
                          Purina                              40
      SECTION 5.02.  Conditions to Assignment to Ralcorp,
                          Release of Ralston Purina and
                          Initial Loans to Ralcorp 41
      SECTION 5.03.  Each Loan                                43

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES                   44
      SECTION 6.01.  Corporate Organization and Validity      44
      SECTION 6.02.  Pending Litigation                       45
      SECTION 6.03.  Title to Properties                      45
      SECTION 6.04.  Patents and Trademarks                   45
      SECTION 6.05.  Governmental Consent                     46
      SECTION 6.06.  Taxes                                    46
      SECTION 6.07.  Financial Statements                     46
      SECTION 6.08.  Full Disclosure                          47
      SECTION 6.09.  Reorganization Documents                 47
      SECTION 6.10.  Funded Indebtedness                      48
      SECTION 6.11.  Affiliates and Subsidiaries              48
      SECTION 6.12.  Governmental Regulations, Etc.           48
      SECTION 6.13.  Environmental Matters                    49
      SECTION 6.14.  Solvency                                 49
      SECTION 6.15.  ERISA                                    49

ARTICLE VII.  AFFIRMATIVE COVENANTS                           50
      SECTION 7.01.  Information Covenants                    50
      SECTION 7.02.  Preservation of Existence and
                          Franchises 53
      SECTION 7.03.  Books, Records and Inspections           53
      SECTION 7.04.  Compliance with Law                      54
      SECTION 7.05.  Payment of Taxes and Other Claims        54
      SECTION 7.06.  Insurance                                54
      SECTION 7.07.  Maintenance of Property                  54
      SECTION 7.08.  Performance of Obligations               54
      SECTION 7.09.  ERISA                                    55
      SECTION 7.10.  Use of Proceeds                          55
      SECTION 7.11.  Financial Covenants                      55
      SECTION 7.12.  Material Subsidiaries                    56
      SECTION 7.13.  Domestic Revenues                        57

ARTICLE VIII.  NEGATIVE COVENANTS                             57
      SECTION 8.01.  Funded Indebtedness                      57
      SECTION 8.02.  Liens                                    58
      SECTION 8.03.  Nature of Business                       58
      SECTION 8.04.  Consolidation, Merger, Sale or Purchase
                          of Assets, etc.                     58
      SECTION 8.05.  Transactions with Affiliates             59
      SECTION 8.06.  Dividends                                60
      SECTION 8.07.  Advances, Investments, Loans, etc.       61
      SECTION 8.08.  No Dividend Restrictions                 61
      SECTION 8.09.  Fiscal Year                              61

ARTICLE IX.  EVENTS OF DEFAULT                                61
      SECTION 9.01.  Events of Default                        61
      SECTION 9.02.  Acceleration; Remedies                   64

ARTICLE X.  AGENT                                             64
      SECTION 10.01.  Appointment and Authorization           64
      SECTION 10.02.  General Immunity                        64
      SECTION 10.03.  Consultation with Professionals         65
      SECTION 10.04.  Documents; Reliance on Borrowing Base
                          Statements 65
      SECTION 10.05.  Rights as a Lender                      65
      SECTION 10.06.  Responsibility of Agent                 65
      SECTION 10.07.  Action by Agent                         65
      SECTION 10.08.  Notices of Event of Default, Etc..      66
      SECTION 10.09.  Indemnification of Agent                66
      SECTION 10.10.  No Representations                      67
      SECTION 10.11.  Resignation                             67

ARTICLE XI.  MISCELLANEOUS                                    68
      SECTION 11.01.  Notices                                 68
      SECTION 11.02.  Survival of Agreement                   69
      SECTION 11.03.  Binding Effect                          69
      SECTION 11.04.  Benefit of Agreement                    69
      SECTION 11.05.  Right of Set-Off                        72
      SECTION 11.06.  No Waiver; Remedies Cumulative          73
      SECTION 11.07.  Payment of Expenses, etc.               73
      SECTION 11.08.  Amendments, Waivers and Consents        74
      SECTION 11.09.  Counterparts                            74
      SECTION 11.10.  Headings                                74
      SECTION 11.11.  Survival                                74
      SECTION 11.12.  Governing Law; Submission to
                          Jurisdiction; Venue                 75
      SECTION 11.13.  Severability                            75
      SECTION 11.14.  Entirety                                75

                                     SCHEDULES

Schedule 1                    Lenders and Commitment Percentages
Schedule 2                    Form 10
Schedule 3                    Form of Guarantor Joinder Agreement
Schedule 4                    Form of Guaranty Agreement
Schedule 5                    Form of Notice of Borrowing
Schedule 6                    Form of Notice of
                                   Extension/Conversion
Schedule 7                    Permitted Investments
Schedule 8                    Form of Ralcorp Assignment and
                                   Assumption Agreement
Schedule 9                    Form of Competitive Bid Requests
Schedule 10                   Form of Legal Opinion of Timothy L.
                                   Grosch, Esq., Associate
                                   Counsel of
                                   Ralston Purina [Closing Date]
Schedule 11                   Form of Legal Opinion of Moore &
                                   Van Allen
Schedule 12                   Form of Legal Opinion of Timothy L.
                                   Grosch, Esq., Associate
                                   Counsel of
                                   Ralston Purina [Effective Date
                                   of Assignment]
Schedule 13                   Form of Legal Opinion of R. W.
                                   Lockwood, Esq., General
                                   Counsel of Ralcorp
Schedule 14                   Pending Litigation
Schedule 15                   Ralcorp Affiliates
Schedule 16                   Ralcorp Subsidiaries
Schedule 17                     Environmental Disclosure
Schedule 18                   Form of Officer's Compliance
                                Certificate
Schedule 19                   Form of Lender Assignment Agreement
Schedule 20 Projected Usage of Loan Proceeds THIS CREDIT AGREEMENT (as amended from time to time, the "Agreement"), dated as of March 30, 1994, is made by and among RALSTON PURINA COMPANY, a Missouri corporation ("Ralston Purina"); the lenders listed in Schedule 1 (the "Lenders"); and NATIONSBANK OF NORTH CAROLINA, N.A., a national banking association, as agent for the Lenders (in such capacity, the "Agent").

WHEREAS, Ralston Purina is entering into this Agreement for the purpose of financing the reorganization of Ralston Purina and certain of its subsidiaries (as more particularly described in the Reorganization Agreement and the Form 10 (each as hereinafter defined), the "Reorganization") and the distribution, on a pro rata basis, of the common stock of its wholly-owned subsidiary Ralcorp Holdings, Inc., a Missouri corporation, to the holders of Ralston-Ralston Purina Group $.10 par value Common Stock of Ralston Purina (as more particularly described in the Form 10 (hereinafter defined), the "Distribution"); and

WHEREAS, after the Reorganization and the Distribution, Ralcorp
Holdings, Inc. will be a holding company and its operating subsidiaries will need funds for their working capital and general corporate purposes, and the Lenders have agreed to provide financing for such purposes pursuant to the terms of this Agreement.

NOW, THEREFORE, Ralston Purina, the Lenders and the Agent hereby agree as follows:

ARTICLE I.  DEFINITIONS

        SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

        "Adjusted Eurodollar Rate" shall mean for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate equal to the per annum rate obtained by dividing (a) the rate of interest determined by the Agent on the basis of the offered rates for deposits in dollars for a period of time corresponding to such Interest Period (and commencing on the first day of such Interest Period), which appear on the Reuters Screen LIBO Page as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period (provided that if at least two such offered rates appear on the Reuters Screen LIBO Page, the rate in respect of such Interest Period will be the arithmetic mean of such offered rates) by (b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period. As used herein, (i) "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) and
(ii) "Adjusted Eurodollar Rate Reserve Percentage", for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), shall mean the percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including eurocurrency liabilities, as such term is defined in Regulation D (or with respect to any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to the Interest Period for the Eurodollar Loan for which such Adjusted Eurodollar Rate Reserve Percentage is being determined.

        "Affiliate" shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling or controlled by or under direct or indirect common control with such Person or
(ii) directly or indirectly owning or holding five percent (5%) or more of the equity interest in such Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agent" shall have the meaning assigned to such term in the heading hereof.

        "Agent Fee Letter" shall mean the fee letter dated
January 11, 1994 among Ralston Purina and NationsBanc Capital
Markets, Inc.

        "Agent's Fees" shall have the meaning assigned to such term in Section 2.06(c).

        "Agreement" shall have the meaning assigned to such term in the heading hereof.

        "Applicable Margin" shall mean, (i) at any time prior to the Effective Date of Assignment, 3/8%, (ii) for the period commencing with the Effective Date of Assignment through and including the date immediately preceding the first Calculation Date to occur after the Effective Date of Assignment, 1%, and
(iii) from the first Calculation Date to occur after the Effective Date of Assignment and thereafter, the applicable margin corresponding to the ratios described below in effect as of the most recent Calculation Date:

     Pricing
      Level               Consolidated Debt
                            Coverage Ratio
               Applicable

Margin
III Greater than 3.0 to 1.01%
II Equal to or less than 3.0 to 1.0 but
greater than 2.5 to 1.0
                                  3/4%
IEqual to or less than 2.5 to 1.05/8%

Determination of the appropriate Applicable Margin based on the Consolidated Debt Coverage Ratio shall be made as of each Calculation Date. The Consolidated Debt Coverage Ratio in effect as of a Calculation Date shall establish the Applicable Margin that shall be effective as of the date designated by the Agent as the Applicable Margin Change Date. The Agent shall determine the Applicable Margin as of each Calculation Date occurring after the Effective Date of Assignment and shall promptly notify the Borrower and the Lenders of the Applicable Margin so determined and of the Applicable Margin Change Date. Such determinations by the Agent of the Applicable Margin shall be conclusive absent manifest error.

        "Applicable Margin Change Date" shall mean, with respect to any Calculation Date occurring after the Effective Date of Assignment, a date designated by the Agent that is not more than five (5) Business Days after receipt by the Agent of the Required
Financial Information for such Calculation Date.

        "Bankruptcy Event" shall mean, with respect to any Person, the occurrence of any of the following with respect to such
Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty (60) consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

        "Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. For purposes hereof, (i) "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by NationsBank as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective and (ii) "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Agent, of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Base Rate Loan" shall mean any Loan bearing interest at a rate determined by reference to the Base Rate in accordance with the provisions of Article II.

        "Borrower" shall mean (i) prior to the Effective Date of Assignment, Ralston Purina and (ii) on and after the Effective
Date of Assignment, Ralcorp.

        "Bridging Agreement" shall mean that certain Bridging
Agreement between Ralston Purina and Ralcorp in the form of
Exhibit 2.3 to the Form 10.

        "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of North Carolina or the State of Missouri) on which banks are open for business in Charlotte, North Carolina and the State of Missouri; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

                  "Calculation Date" shall mean each December 31,
March 31,
June 30 and September 30.

        "Capital Lease" shall mean any lease of Property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the assets and liabilities thereunder, if so capitalized, should be disclosed, in accordance with GAAP, in a note to such balance sheet.

        "Capital Transaction" shall mean any of (i) an issuance by
Ralcorp or any of its Subsidiaries of (A) new shares of its capital stock, (B) any shares of its capital stock pursuant to the exercise of options or warrants or (C) any shares of its capital stock pursuant to the conversion of any debt securities to equity or (ii) the incurrence by Ralcorp or any of its Subsidiaries of any Funded Indebtedness.

        "Cash Equivalents" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (A) any domestic commercial bank with a bank rating of at least C (or the equivalent thereof) by Thomson Bank Watch or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 (or the equivalent thereof) or from Moody's is at least P-1 (or the equivalent thereof) (any such bank being an "Approved Bank"), in each case with maturities of not more than twelve months from the date of acquisition,
(iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any commercial paper and variable or fixed rate notes issued by, or guaranteed by any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (iv) interests in money market or mutual funds which invest solely in assets or securities of the type described in subparagraph (i), (ii) and/or (iii) hereof and
(v) money market preferred investments having a long-term rating of A or better by S&P or A-2 or better by Moody's or a short-term rating of A-1 or better by S&P or P-1 or better by Moody's.

        "Change of Control" shall mean the occurrence of any of the following events: (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Borrower, or
(ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower's Board of Directors or whose nomination for election by the Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

        "Closing Date" shall mean the date hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

        "Commitment" shall mean, (i) with respect to each Lender, the commitment of such Lender (A) to make Revolving Loans in an aggregate principal amount at any time outstanding of up to such Lender's Commitment Percentage multiplied by the Revolving Committed Amount (as such Revolving Committed Amount may be reduced from time to time pursuant to Section 2.05), (B) to make available to the Borrower a portion of the Term Loan equal to such Lender's Commitment Percentage of the Term Loan and (C) to purchase participation interests in the Swingline Loans in accordance with the provisions of Section 2.04(b)(iii), and (ii) with respect to the Swingline Lender, the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding of up to the Swingline Committed Amount.

        "Commitment Percentage" shall mean, for each Lender, the percentage identified as its Commitment Percentage opposite such Lender's name on Schedule 1, as such percentage may be modified in connection with any assignment made in accordance with the terms of Section 11.04.

        "Competitive Bid" shall mean an offer by a Lender to make a
Competitive Loan pursuant to the terms of Section 2.03.

        "Competitive Bid Rate" shall mean, as to any Competitive
Bid
made by a Lender in accordance with the provisions of Section
2.03, the fixed rate of interest offered by the Lender making such Competitive Bid.

        "Competitive Bid Request" shall mean a request by the Borrower for Competitive Bids in accordance with the provisions of Section 2.03.

        "Competitive Bid Request Fee" shall have the meaning assigned to such term in Section 2.06(d).

                  "Competitive Loan" shall mean a loan made by a Lender in its discretion pursuant to the provisions of Section 2.03.

        "Competitive Loan Lender" shall mean, at any time, a Lender which has any Competitive Loans outstanding.

        "Consolidated Debt Coverage Ratio" shall mean, at any time, the ratio of (i) Consolidated Funded Indebtedness at such time to
(ii) Consolidated EBITDA for the four fiscal-quarter period then ended.

        "Consolidated EBIT" shall mean, for any period, the sum of
(i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (A) Consolidated Interest Expense for such period and (B) total Federal, state, local and foreign income, value added and similar taxes of the Borrower and its consolidated Subsidiaries for such period.

        "Consolidated EBITDA" shall mean, for any period, the sum of
(i) Consolidated EBIT for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for consolidated depreciation and amortization expense of the Borrower and its consolidated Subsidiaries for such period.

        "Consolidated Funded Indebtedness" shall mean, at any time, the outstanding principal amount of all Funded Indebtedness, without duplication, of the Borrower and its consolidated
Subsidiaries at such time.

        "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of (i) Consolidated EBIT to (ii) Consolidated
Interest Expense.

        "Consolidated Interest Expense" shall mean, for any period, all interest expense of the Borrower and its consolidated
Subsidiaries for such period, as determined in accordance with GAAP.

        "Consolidated Net Income" shall mean, for any period, net income after taxes for such period for the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

        "Consolidated Total Assets" shall mean, at any time, all items which, in accordance with GAAP, would be classified as assets on a consolidated balance sheet of the Borrower as of such time.

        "Controlled Group" shall mean (i) the controlled group of corporations as defined in Section 414(b) of the Code and the applicable regulations thereunder, or (ii) the group of trades or businesses under common control as defined in Section 414(c) of the Code and the applicable regulations thereunder, of which any Credit Party is a member.
                  "Credit Documents" shall mean (i) this
Agreement, (ii) on
and after Effective Date of Assignment, (A) the Ralcorp Assignment and Assumption Agreement and (B) the Guaranty Agreement (including any Guarantor Joinder Agreement) and (iii) all other related agreements and documents issued or delivered under this Agreement or, on and after the Effective Date of Assignment, under the Guaranty Agreement (including any Guarantor Joinder Agreement) or pursuant hereto or thereto.

        "Credit Party" shall mean (i) prior to the Effective Date of
Assignment, the Borrower and (ii) on and after the Effective Date of Assignment, any of the Borrower and the Guarantors.

        "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

        "Distribution" shall have the meaning assigned to such term in the first recital paragraph hereof.

        "Dividend" shall mean, with respect to any corporation, any cash or non-cash dividend by such corporation to its stockholders, any return of capital by such corporation to its stockholders, any other distribution, payment or delivery of property or cash by such corporation to its stockholders as such, any direct or indirect redemption, retirement, purchase or other acquisition of any shares of any class of the capital stock of such corporation now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any such shares), or the setting aside of any funds by such corporation for any of the foregoing purposes.

        "Dollars", "dollars" or "$" shall mean lawful money of the
United States of America.

        "Domestic Credit Party" shall mean (i) prior to the Effective Date of Assignment, the Borrower and (ii) on and after the Effective Date of Assignment, any one of the Borrower and each of the Guarantors which is a Domestic Subsidiary of the Borrower.

        "Domestic Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any State of the United States or the District of Columbia.

        "Effective Date of Assignment" shall have the meaning assigned to such term in Section 11.04(b).

        "Eligible Assignee" shall mean (i) any Lender or any Affiliate or Subsidiary of a Lender, and (ii) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Agent and the Borrower.

                  "ERISA" shall mean the Employee Retirement
Income Security
Act of 1974, as amended from time to time.

        "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with any Credit Party is a member of the same Controlled Group.

        "Eurodollar Loan" shall mean any Revolving Loan or any portion of the Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate in accordance with the provisions of Article II.

        "Event of Default" shall have the meaning assigned to such term in Section 9.01.

        "Federal Funds Effective Rate" shall have the meaning assigned to such term within the definition of "Base Rate".

        "Fees" shall mean all fees payable pursuant to Section
2.06.

        "Fixed Rate Loan" shall mean a Competitive Loan bearing interest at a fixed percentage rate per annum as provided in accordance with the provisions of Section 2.03.

        "Foreign Credit Party" shall mean any Credit Party which is not a Domestic Credit Party.

        "Foreign Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person which is not a Domestic Subsidiary.

        "Form 10" shall mean the registration statement on Form
10
filed with and declared effective by the Securities and Exchange
Commission in respect of the Distribution in the form attached as
Schedule 2.

        "Funded Indebtedness" shall mean, with respect to any Person, without duplication, (i) all indebtedness, excluding intercompany items, of such Person for borrowed money, (ii) all obligations, including without limitation intercompany items, of such Person for the deferred purchase price of assets or services which in accordance with GAAP would be shown to be a liability of such Person (or on the liability side of a balance sheet of such Person), (iii) indebtedness of such Person created or arising under any conditional sale or title retention agreement, (iv) the principal portion of all obligations of such Person under Capital Leases, (v) the maximum available amount of all letters of credit or acceptances issued or created for the account of such Person,
(vi) all Guaranty Obligations of such Person with respect to Funded Indebtedness of another entity, (vii) all Funded Indebtedness of another entity secured by a Lien on any Property of such Person, whether or not such Funded Indebtedness has been assumed by such Person and (viii) all Funded Indebtedness of any partnership or joint venture (except for any such Funded Indebtedness with respect to which recourse by the holder thereof is limited to the assets of such partnership or joint venture) where such Person is a general partner, net of any assets of such partnership or joint venture.

        "GAAP" shall mean generally accepted accounting principles and provisions as used in the United States of America and as in effect as of the Closing Date, applied on a consistent basis subject to the terms of Section 1.02.

        "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

        "Guarantor" shall mean each of the Subsidiaries of Ralcorp which is a party to the Guaranty Agreement, including each Subsidiary of Ralcorp which becomes a party to the Guaranty
Agreement pursuant to a Guarantor Joinder Agreement.

        "Guarantor Joinder Agreement" shall mean a Guarantor
Joinder
Agreement substantially in the form of Schedule 3.

        "Guaranty Agreement" shall mean the Guaranty Agreement in the form attached as Schedule 4.

        "Guaranty Obligations" shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Funded Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Funded Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Funded Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Funded Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Funded Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Funded Indebtedness against loss in respect thereof. The amount of Guaranty Obligations hereunder shall be deemed to be an amount equal to the stated or determinable amount of the Funded Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated amount in respect thereof (assuming such other Person is required to perform thereunder) as determined in good faith.

        "Hazardous Substances" shall have the meaning assigned to such term in Section 6.13.

        "Information Statement" shall mean the Information
Statement
referred to in the Form 10.

                  "Interest Payment Date" shall mean (i) as to any Base Rate
Loan, the last day of each March, June, September and December, the date of repayment of the principal of such Loan and the Maturity Date, (ii) as to any Eurodollar Loan, the last day of each Interest Period for such Loan and the Maturity Date, and in addition where the applicable Interest Period is more than 3 months, then also on the date 3 months from the beginning of the Interest Period, and each 3 months thereafter, (iii) as to any Fixed Rate Loan, the last day of the Interest Period for such Loan, the Effective Date of Assignment, the Maturity Date, and in addition where the applicable Interest Period is more than 90 days, then also on the date 90 days from the beginning of the Interest Period and each 90 days thereafter and (iv) as to any Quoted Rate Swingline Loan, the last day of the Interest Period for such Loan and the Maturity Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.

        "Interest Period" shall mean (i) as to any Eurodollar Loan, a period of one, two, three or six months' duration, as the Borrower may elect, commencing in each case on the date of the borrowing (including conversions, extensions and renewals), (ii) as to any Fixed Rate Loan, a period commencing in each case on the date of the borrowing and ending on the date specified in the applicable Competitive Bid whereby the offer to make such Fixed Rate Loan was extended (such ending date in any event to be not less than 15 nor more than 180 days from the date of borrowing) and (iii) as to any Quoted Rate Swingline Loan, a period commencing in each case on the date of the borrowing and ending on the date agreed to by the Borrower and the Swingline Lender in accordance with the provisions of Section 2.04(b)(i) (such ending date in any event to be not more than 7 Business Days from the date of borrowing); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Maturity Date, (C) no Interest Period for a Eurodollar Loan that is part of the Term Loan shall extend beyond the next Term Loan Installment Payment Date, unless the portion of the Term Loan that is made up of Base Rate Loans together with the portion of the Term Loan consisting of Eurodollar Loans with Interest Periods which expire on or prior to such Term Loan Installment Payment Date is at least equal to the amount of the next Required Term Loan Principal Payment and (D) in the case of Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall, subject to clause (A) above, end on the last Business Day of such calendar month.

                  "Investment", in any Person, shall mean any loan or advance to such Person, any purchase or other acquisition of any capital stock, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any Guaranty Obligation incurred for the benefit of such Person.

        "Lenders" shall have the meaning assigned to such term in the heading hereof. The term "Lenders" shall also include within the meaning thereof any Person which becomes a Lender in accordance with the terms of Section 11.04(c).

        "Lien" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

        "Loan" or "Loans" shall mean the Revolving Loans, the Term
Loan (or a portion of the Term Loan or any Revolving Loan bearing interest at the Base Rate or the Adjusted Eurodollar Rate and referred to as a Base Rate Loan or a Eurodollar Loan), the Competitive Loans and/or the Swingline Loans, individually or collectively, as appropriate.

        "Long Term Debt" shall mean, with respect to any Person, all indebtedness of such Person which, in accordance with GAAP, would be classified as long term debt on a balance sheet of such Person, but in any event including all indebtedness of such Person having a final maturity date of more than one year after the date of creation thereof, notwithstanding that payments in respect thereof are required to be made by such Person within one year of the date of determination. Any indebtedness which is extended or renewed shall be deemed to have been created at the date of such extension or renewal.

        "Mandatory Borrowing" shall have the meaning assigned to such term in Section 2.04(b)(iii).

        "Material Adverse Effect" shall mean a material adverse effect on (i) the consolidated operations or consolidated financial condition of the Borrower, (ii) the ability of the Credit Parties taken as a whole to perform any material obligation under the Credit Documents or (iii) the material rights and remedies of the Lenders under the Credit Documents.

        "Material Plan" shall have the meaning assigned to such term in Section 9.01(h).

        "Material Subsidiary" shall mean (i) Ralston Foods, Inc., Bremner, Inc., Beech-Nut Nutrition Corporation and Keystone Resorts Management, Inc. and (ii) any other direct or indirect Subsidiary of Ralcorp which on or after the Effective Date of Assignment has total assets equal to or greater than 10% of Consolidated Total Assets.

        "Maturity Date" shall mean March 31, 1999.

        "Moody's" shall mean Moody's Investors Service, Inc.

        "Multiemployer Plan" shall mean at any time an employee pension benefit plan within the meaning of Section 3(37) of ERISA to which any Credit Party or ERISA Affiliate is then making or accruing an obligation to make contributions or with respect to which any Credit Party or ERISA Affiliate has any liability.

        "NationsBank" shall mean NationsBank of North Carolina,
N.A., a national banking association.

        "Net Proceeds" shall mean proceeds in the form of cash or Cash Equivalents received by Ralcorp or any of its Subsidiaries from time to time in connection with any Capital Transaction (other than pursuant to the exercise of stock-based awards granted by Ralcorp to any of its directors, officers or employees), net of the actual costs incurred by Ralcorp or any of its Subsidiaries in connection with and attributable to such Capital Transaction.

        "Net Worth" shall have the meaning assigned to such term in the Reorganization Agreement.

        "Notice of Borrowing" shall mean a written notice of borrowing in substantially the form of Schedule 5, as required by
Section 2.01(b) or Section 2.02(b).

        "Notice of Extension/Conversion" shall mean a written notice of continuance or conversion of one or more Loans in substantially the form of Schedule 6, as required by Section
3.03.

        "PBGC" shall mean the Pension Benefit Guaranty
Corporation,
a body corporate established within the Department of Labor pursuant to ERISA, or any successor thereto.

        "Permitted Investments" shall mean Investments which are either (i) cash and Cash Equivalents, (ii) accounts receivable created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (iii) subject to the terms of Section 7.12, acquisitions permitted by Section 8.04(c), (iv) subject to the terms of
Section 7.12, (A) Investments in Domestic Subsidiaries of the Borrower and (B) Investments in Foreign Subsidiaries of the Borrower (in addition to Investments permitted by clause (iii) above), provided that, after giving effect to such Investment, the aggregate amount of all such Investments made pursuant to this clause (iv)(B) since the Closing Date (if Ralston Purina is the Borrower) or the Effective Date of Assignment (if Ralston Purina is no longer the Borrower), together with the aggregate amount of transfers to Foreign Subsidiaries of the Borrower made pursuant to Section 8.05(c), does not exceed 5% of Consolidated Total Assets as of the most recent fiscal year end preceding the date of such Investment with respect to which the Agent shall have received the Required Financial Information, (v) transactions permitted by Section 8.05, (vi) loans to directors, officers, employees, agents, customers or suppliers that do not exceed an aggregate principal amount of $5,000,000 at any one time outstanding, (vii) equity securities listed on the New York Stock Exchange ("NYSE"), provided that (A) the long-term credit rating of the corporation issuing such securities shall be A- (or the equivalent thereof) or better from S&P or A3 (or the equivalent thereof) or better from Moody's and (B) the aggregate purchase price paid for all such equity securities held at any time shall not exceed $5,000,000 or (viii) Investments set forth in Schedule 7 (but without additional acquisitions thereof except as otherwise permitted hereby).

        "Permitted Liens" shall mean (a) (i) Liens in favor of the
Agent on behalf of the Lenders, (ii) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (iii) Liens in respect of Property imposed by law arising in the ordinary course of business such as materialmen's, mechanics', warehousemen's and other like Liens provided that such Liens secure only amounts not yet due and payable or, if due and payable, are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof); (iv) pledges or deposits made to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs; (v) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money); (vi) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds; (vii) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes; (viii) Liens arising from Uniform Commercial Code financing statements regarding Capital Leases and purchase money Liens securing purchase money indebtedness, in each case to the extent permitted under Section 8.01(e); (ix) Liens on Property of any Person at the time such Person becomes a Subsidiary of the Borrower or any of its Subsidiaries; (x) Liens identified in the financial notes in the Form 10; (xi) Liens on Property of any Subsidiary of the Borrower and exclusively securing indebtedness of such Subsidiary to any Credit Party; (xii) subject to the terms of Section 8.01 and Section 8.04, Liens on any Property created, assumed or otherwise brought into existence in contemplation of the sale or other disposition of such Property, whether directly or indirectly by way of share disposition or otherwise, provided that after 120 days from the creation of such Lien such Property shall not be owned by the Borrower or any of its Subsidiaries and any indebtedness secured by such Lien shall be without recourse to the Borrower or any of its Subsidiaries; and (xiii) extensions, renewals or replacements, in whole or in part, of any Lien referred to in the foregoing clauses (i) to (xii), inclusive, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or any part of the same Property that secured the Lien extended, renewed or replaced (plus improvements on such Property); and (b) Liens securing an aggregate amount of indebtedness outstanding at any time that is no greater than the lesser of (i) $30,000,000 and (ii) 5% of the Consolidated Total Assets less (A) all liabilities and liability items except long-term debt, deferred income taxes and shareholders' equity and (B) all good will, trade names, trademarks, patents, unauthorized debt discount and expenses, and other similar intangibles, all as computed pursuant to GAAP.

        "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any Governmental Authority.

        "Plan" shall mean any "single-employer plan" (as defined in
Section 4001(a)(15) of ERISA and subject to Title IV of ERISA), which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained, for employees of any Credit Party or an ERISA Affiliate.

        "Prime Rate" shall have the meaning assigned to such term within the definition of "Base Rate".

        "Pro Forma Basis" shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent Calculation Date preceding the date of such transaction with respect to which the Agent has received the Required Financial Information. As used herein, "transaction" shall mean (i) any incurrence, assumption or retirement of Funded Indebtedness as referred to in Section 8.01(f), (ii) any corporate merger or consolidation as referred to in Section 8.04(a), (iii) any sale or other disposition of assets as referred to in Section 8.04(b) or (iv) any acquisition of capital stock or securities or any purchase, lease or other acquisition of Property as referred to in Section 8.04(c). With respect to any transaction of the type described in clause (i) above regarding Funded Indebtedness which has a floating or formula rate, the implied rate of interest for such Funded Indebtedness for the applicable period for purposes of this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Funded Indebtedness as at the relevant date of determination.

        "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Quoted Rate" shall mean, with respect to any Quoted Rate Swingline Loan, the fixed percentage rate per annum offered by the Swingline Lender and accepted by the Borrower with respect to such Swingline Loan as provided in accordance with the provisions of Section 2.04.

        "Quoted Rate Swingline Loan" shall mean a Swingline Loan bearing interest at a Quoted Rate.

        "Ralcorp" shall mean (i) prior to consummation of the Reorganization, the Ralcorp Businesses and (ii) upon and after consummation of the Reorganization, Ralcorp Holdings, Inc., a Missouri corporation wholly-owned by Ralston Purina as of the Closing Date.

        "Ralcorp Assignment and Assumption Agreement" shall mean the
Assignment, Assumption and Release Agreement among Ralston
Purina, Ralcorp and the Agent, substantially in the form of
Schedule 8.

        "Ralcorp Businesses" shall have the meaning assigned to such term in the Form 10.

        "Ralston Purina" shall have the meaning assigned to such term in the heading hereof.

        "Regulation D, G, T, U or X" shall mean Regulation D, G,
T,
U or X, as applicable, of the Board of Governors of the Federal
Reserve System as from time to time in effect and any successor to all or a portion thereof.

        "Reorganization" shall have the meaning assigned to such term in the first recital paragraph hereof.

        "Reorganization Agreement" shall mean that certain
Agreement
and Plan of Reorganization between Ralston Purina and Ralcorp in the form of Exhibit 2.1 to the Form 10.

        "Reorganization Documents" shall mean collectively, the Reorganization Agreement and the agreements and instruments to be executed and delivered as of the effective date of Distribution as contemplated by the Reorganization Agreement, including without limitation the Tax Sharing Agreement, the Bridging Agreement, the Trademark Agreement and the Technology Agreement.
                  "Required Financial Information" shall mean, with respect to the applicable Calculation Date, (i) the financial statements of the Borrower required to be delivered pursuant to Section 7.01 for the fiscal period or quarter ending as of such Calculation Date, and (ii) the certificate of the chief financial officer of the Borrower required by Section 7.01(c) to be delivered with the financial statements described in clause (i) above.

        "Required Lenders" shall mean, at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate at least 51% of (i) the Commitments to make Revolving Loans and the Term Loan or (ii) if the Commitments have been terminated, the outstanding Loans.

        "Required Term Loan Principal Payment" shall mean, for any
Term Loan Installment Payment Date, the amount corresponding to such date as set forth below:

        Term Loan Installment                        Required
Term Loan
            Payment Date                             Principal
Payment

        March 31, 1995
$12,500,000
        September 30, 1995
$12,500,000
        March 31, 1996
$25,000,000
        September 30, 1996
$25,000,000
        March 31, 1997
$25,000,000
        September 30, 1997
$25,000,000
        March 31, 1998
$31,250,000
        September 30, 1998
$31,250,000
        March 31, 1999
$62,500,000

        "Revolving Committed Amount" shall have the meaning assigned to such term in Section 2.01(a).

        "Revolving Loans" shall have the meaning assigned to such term in Section 2.01(a).

        "S&P" shall mean Standard & Poors Corporation.

        "SEC" shall mean the Securities and Exchange Commission.

        "Solvent" shall mean, with respect to any Person as of a particular date, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in their ordinary course and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Subsidiary" of any Person shall mean (i) any corporation more than 50% of whose Voting Stock is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.

        "Swingline Committed Amount" shall have the meaning assigned to such term in Section 2.04.

        "Swingline Lender" shall mean NationsBank, or, if NationsBank shall no longer be the Agent, such Lender which shall become the Agent hereunder in accordance with the provisions of
Section 10.11.

        "Swingline Loan" shall have the meaning assigned to such term in Section 2.04.

        "Tax Sharing Agreement" shall mean that certain Tax
Sharing
Agreement between Ralston Purina and Ralcorp in the form of
Exhibit 2.2 to the Form 10.

        "Technology Agreement" shall mean that certain Technology
Agreement between Ralston Purina and Ralcorp substantially in the form of Exhibit 2.4 to the Form 10.

        "Term Loan" shall mean the term loan made pursuant to
Section 2.02.

        "Term Loan Installment Payment Date" shall have the meaning assigned to such term in Section 2.02(d).

        "Trademark Agreement" shall mean that certain Trademark
Agreement between Ralston Purina and Ralcorp substantially in the form of Exhibit 2.5 to the Form 10.

        "Unused Fee" shall have the meaning assigned to such term in
Section 2.06(b).

        "Unused Fee Calculation Period" shall have the meaning assigned to such term in Section 2.06(b).

                  "Unused Revolving Committed Amount" shall mean, for any period, the amount by which (i) the then applicable Revolving Committed Amount exceeds (ii) the daily average sum for such period of the outstanding aggregate principal amount of all Revolving Loans.

        "Upfront Fee" shall have the meaning assigned to such term in Section 2.06(a).

        "Voting Stock" shall mean, with respect to any Person, capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

        "Weighted Average Life to Maturity" shall mean, with respect to any Funded Indebtedness at any time, the number of years obtained by dividing the then Remaining Dollar-years of such Funded Indebtedness by the then outstanding principal amount of such Funded Indebtedness. For purposes hereof, "Remaining Dollar-years" shall mean the amount obtained by (i) multiplying
(A) the amount of each then remaining required principal payment on the related Funded Indebtedness (including the principal payment required at maturity of such Funded Indebtedness), by (B) the number of years (calculated at the nearest one-twelfth) which will elapse between the date of determination of the Weighted Average Life to Maturity of such Funded Indebtedness and the date of such required principal payment, and (ii) totaling all of the products obtained in clause (i) above.

        SECTION 1.02. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared in accordance with GAAP applied on a consistent basis (including, but not limited to, the non-inclusion of footnotes in any unaudited financial statements covering a period of less than a full fiscal year). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements of the applicable Person(s) required to be delivered to the Agent and each Lender pursuant to Section 7.01 (or prior to the delivery of the first financial statements pursuant to Section 7.01 used in the preparation of the audited financial statements of such Person(s) as at September 30, 1993); provided, however, if (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which no such objection shall have been made (which, if objection is made in respect of the first financial statements delivered pursuant to Section 7.01, shall mean the audited financial statements of the applicable Person(s) dated September 30, 1993).

        The Borrower shall deliver to the Agent and each Lender, at the same time as the delivery of any annual or quarterly financial statement pursuant to Section 7.01, (i) a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the most recent preceding annual or quarterly financial statements as to which no objection has been made in accordance with the paragraph above and (ii) reasonable estimates of the difference between such statements arising as a consequence thereof.

        SECTION 1.03.  Terms Generally.  The definitions in
Section
1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP.

ARTICLE II.  THE LOANS

        SECTION 2.01.  Revolving Loans.

        (a) Revolving Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, at any time and from time to time from the Closing Date until the Maturity Date, to make revolving credit loans (each a "Revolving Loan" and, collectively, "Revolving Loans") to the Borrower for the purposes set forth in Section 7.10; provided, however, (i) with regard to each Lender individually, such Lender's pro rata share of outstanding Revolving Loans shall not exceed such Lender's Commitment Percentage of the Revolving Committed Amount,
(ii) with regard to the Lenders collectively, the aggregate amount of Revolving Loans outstanding shall not exceed TWO HUNDRED MILLION DOLLARS ($200,000,000), as such maximum amount may be reduced from time to time as provided in Section 2.05 or as otherwise provided herein (such amount, as so reduced from time to time, the "Revolving Committed Amount"), and (iii) in addition to the limitations set forth in the preceding subparagraphs (i) and (ii), in no event shall the sum of Revolving Loans outstanding plus Competitive Loans outstanding plus Swingline Loans outstanding exceed the Revolving Committed Amount. Revolving Loans hereunder may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof) as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof.

        (b)  Advances.

          (i)  Notices.  Whenever the Borrower desires a
Revolving
        Loan advance hereunder, it shall give an appropriate
Notice
        of Borrowing to the Agent by hand delivery, telex or telecopy not later than 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of the requested advance
        in the case of Base Rate Loans, and on the third Business Day prior to the requested advance in the case of
Eurodollar
        Loans. Each such Notice of Borrowing shall be irrevocable
        and shall specify (A) that a Revolving Loan is requested,
        (B) the date of the requested advance (which shall be a Business Day), (C) the aggregate principal amount of the Revolving Loan requested, and (D) whether the Revolving
Loan
        requested shall consist of Base Rate Loans, Eurodollar
Loans
        or a combination thereof, and if Eurodollar Loans are requested, the Interest Periods with respect thereto. If the Borrower shall fail to specify in any such Notice of Borrowing (i) an applicable Interest Period in the case of a
        Eurodollar Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (ii) the type of Revolving Loan requested, then such notice shall be
        deemed to be a request for a Base Rate Loan hereunder.
The
        Agent shall as promptly as practicable give each Lender notice of each requested Revolving Loan advance, of such Lender's pro rata share thereof and of the other matters covered in the applicable Notice of Borrowing.

          (ii) Minimum Amounts. Each Revolving Loan shall be in an
        aggregate principal amount that is not less than the lesser of $5,000,000 or the remaining amount available to be borrowed with respect to the Revolving Loans in accordance
        with the terms of Section 2.01(a). Any Revolving Loan requested in excess of $5,000,000 shall be in an integral multiple of $500,000.

          (iii) Funding of Advances. Each Lender will make its pro
        rata share of each Revolving Loan available to the Agent by
        1:00 P.M. (Charlotte, North Carolina time) on the date specified in the applicable Notice of Borrowing by deposit
        in dollars of immediately available funds at the offices of the Agent in Charlotte, North Carolina, or at such other address as the Agent may designate in writing, and the
Agent
        shall, by 3:00 p.m. (Charlotte, North Carolina time) on the same day, credit the amount so received to the general deposit account of the Borrower with the Agent. All Revolving Loans shall be made by the Lenders pro rata on the
        basis of each Lender's Commitment Percentage. No Lender shall be responsible for the failure or delay by any other
        Lender in its obligation to make Revolving Loans hereunder;
        provided, however, that the failure of any Lender to fulfill its Commitment hereunder shall not relieve any other
Lender
        of its Commitment hereunder. Unless the Agent shall have been notified by any Lender prior to the date of any Revolving Loan advance that such Lender does not intend to
        make available to the Agent its portion of the Revolving Loan advance to be made on such date, the Agent may assume
        that such Lender has made such amount available to the Agent on the date of such Revolving Loan advance, and the Agent, in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available
        to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Agent, the Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does
        not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each
        day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent, at a per annum rate equal to, with respect to the Borrower, the then
        applicable rate calculated in accordance with Section 2.01(d) and, with respect to such Lender, the Federal
Funds
        Effective Rate.

        (c) Repayment. The Borrower hereby promises to pay to the
Lenders the principal amount of all Revolving Loans outstanding hereunder on the Maturity Date.

        (d) Interest. (i) Interest Rates. Subject to the provisions of Section 3.01, Revolving Loans shall bear interest as follows:

                      (A) Base Rate Loans. During such periods as Revolving
        Loans shall consist of Base Rate Loans, at a per annum rate
        (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the Base Rate in effect from time to time.

                      (B) Eurodollar Loans. During such periods as
        Revolving Loans shall consist of Eurodollar Loans, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the sum of the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Loan plus the Applicable
Margin
        in effect from time to time.

        (ii) Payment of Interest. The Borrower hereby promises to pay to the Lenders on each applicable Interest Payment Date (or at such other times as may be specified herein) accrued interest on the Revolving Loans.

                  SECTION 2.02.  Term Loan.

        (a) Term Commitment. Subject to and upon the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make available to the Borrower such Lender's Commitment Percentage of a term loan (the "Term Loan") in the aggregate amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) on the Closing Date for the purposes set forth in Section 7.10.

        (b) Borrowing Procedures. The Borrower shall submit an appropriate Notice of Borrowing to the Agent on the Closing Date, with respect to the portion of the Term Loan initially consisting of a Base Rate Loan, or three Business Days prior to the Closing Date, with respect to the portion of the Term Loan initially consisting of one or more Eurodollar Loans, which Notice of Borrowing shall specify (i) the portion (if any) of the Term Loan that is to be a Base Rate Loan and/or the portion (if any) of the Term Loan, that is to be a Eurodollar Loan or Eurodollar Loans, and (ii) if a portion of the Term Loan is to be one or more Eurodollar Loans, the Interest Periods with respect thereto. If the Borrower shall fail to deliver such Notice of Borrowing to the Agent at least three Business Days prior to the Closing Date then the full amount of the Term Loan shall be disbursed on the Closing Date as a Base Rate Loan. Each Lender shall make its Commitment Percentage of the Term Loan available to the Agent for the account of the Borrower on or before 10:00 a.m. (Charlotte, North Carolina time) on the Closing Date by deposit of dollars in immediately available funds in an account designated by the Agent to the Lenders.

        (c) Minimum Amounts. Each Eurodollar Loan and Base Rate Loan that is part of the Term Loan shall be in an aggregate principal amount that is not less than the lesser of $5,000,000 or the then remaining principal balance of the Term Loan. Each Eurodollar Loan and Base Rate Loan that is part of the Term Loan and is in excess of $5,000,000 shall be in an integral multiple of $500,000.

        (d) Repayment. Subject to the provisions of Section 3.02(b)(ii), the Borrower hereby promises to pay to the Lenders the principal amount of the Term Loan in nine (9) consecutive semi-annual installments on each March 31 and September 30, beginning with the installment due March 31, 1995 and ending with the installment due on the Maturity Date (each such date a "Term Loan Installment Payment Date"). Each installment shall be in an amount equal to the Required Term Loan Principal Payment for the applicable Term Loan Installment Payment Date.

        (e) Interest. (i) Interest Rates. Subject to the provisions of Section 3.01, the Term Loan shall bear interest as follows:

        (A)   Base Rate Loans.  During such periods as the Term
Loan
        (or any portion thereof) shall consist of Base Rate
Loans,
        at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the
        Base Rate in effect from time to time.

        (B) Eurodollar Loans. During such periods as the Term Loan (or any portion thereof) shall consist of Eurodollar Loans, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 360 days)
equal
        to the sum of the Adjusted Eurodollar Rate for the Interest
        Period in effect for such Eurodollar Loan plus the Applicable Margin in effect from time to time.

        (ii) Payment of Interest. The Borrower hereby promises to pay to the Lenders on each applicable Interest Payment Date (or at such other times as may be specified herein) accrued interest on the Term Loan.


        SECTION 2.03.  Competitive Loan Subfacility.

        (a) Competitive Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, the Borrower may, from time to time from the Closing Date until the earlier of the Maturity Date or the termination of the Commitments hereunder, request and each Lender may, in its sole discretion, agree to make Competitive Loans to the Borrower; provided, however, (i) the Borrower may not request Competitive Loans at any time on or after the Effective Date of Assignment unless the Consolidated Debt Coverage Ratio as of the then most recent Calculation Date to occur after the Effective Date of Assignment with respect to which the Agent shall have received the Required Financial Information is less than 3.00 to 1.00; and
(ii) the sum of Revolving Loans outstanding plus Competitive Loans outstanding plus Swingline Loans outstanding shall not at any time exceed the Revolving Committed Amount. Each Competitive Loan shall be comprised entirely of Fixed Rate Loans. Each Competitive Loan shall be not less than $5,000,000 in the aggregate and in integral multiples of $500,000 in excess thereof (or the remaining portion of the Revolving Committed Amount, if less).

        (b) Competitive Bid Requests. The Borrower may solicit Competitive Bids by delivery of a Competitive Bid Request substantially in the form of Schedule 9 to the Agent by 12:00 noon (Charlotte, North Carolina time) on a Business Day not less than three (3) nor more than ten (10) Business Days prior to the date of a requested Competitive Loan advance. A Competitive Bid Request (i) shall specify (A) the date of the requested Competitive Loan advance (which shall be a Business Day), (B) the amount of the requested Competitive Loan advance and (C) the applicable Interest Periods requested, and (ii) shall be accompanied by payment of the Competitive Bid Request Fee. The Agent shall notify the Lenders of its receipt of a Competitive Bid Request and the contents thereof and invite the Lenders to submit Competitive Bids in response thereto. No more than five
(5) Competitive Bid Requests (e.g., the Borrower may request Competitive Bids for no more than five (5) different Interest Periods at a time) shall be submitted at any one time.

        (c) Competitive Bid Procedure. Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid must be received by the Agent not later than 10:00 a.m. (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance; provided, however, that should the Agent, in its capacity as a Lender, desire to submit a Competitive Bid it shall notify the Borrower of its Competitive Bid and the terms thereof not later than 9:30 a.m. (Charlotte, North Carolina time) on the proposed date of a Competitive Loan advance. A Lender may offer to make all or part of the requested Competitive Loan advance and may submit multiple Competitive Bids in response to a Competitive Bid Request. The Competitive Bid shall specify (i) the particular Competitive Bid Request as to which the Competitive Bid is submitted, (ii) the minimum (which shall be not less than $1,000,000 and in integral multiples of $500,000 in excess thereof) and maximum principal amounts of the requested Competitive Loan or Loans as to which such Lender is willing to make, and (iii) the applicable interest rate or rates and Interest Period or Periods therefor. A Competitive Bid submitted by a Lender in accordance with the provisions hereof shall be irrevocable. The Agent shall promptly notify the Borrower of all Competitive Bids made and the terms thereof. The Agent shall send a copy of each of the Competitive Bids to the Borrower for its records as soon as practicable.

        (d) Acceptance of Competitive Bids. The Borrower may, in its sole and absolute discretion, subject only to the provisions of this subsection (d), accept or refuse any Competitive Bid offered to it. To accept a Competitive Bid, the Borrower shall give written notification of its acceptance of any or all such Competitive Bids to the Agent by 11:00 a.m. (Charlotte, North Carolina time) on the proposed date of Competitive Loan advance; provided, however, (i) the failure by the Borrower to give timely notice of its acceptance of a Competitive Bid shall be deemed to be a refusal thereof, (ii) the Borrower may accept Competitive Bids only in ascending order of rates, (iii) the aggregate amount of Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate, but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to be in excess of the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $1,000,000 and integral multiples of $500,000 in excess thereof, except that where a portion of a Competitive Bid is accepted in accordance with the provisions of subsection (iv) of this Section 2.03, then in a minimum principal amount of $100,000 and integral multiples thereof (but not in any event less than the minimum amount specified in the Competitive Bid), and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to subsection (iv) of this Section 2.03, the amounts shall be rounded to integral multiples of $100,000 in a manner which shall be in the discretion of the Borrower. A notice of acceptance of a Competitive Bid given by the Borrower in accordance with the provisions hereof shall be irrevocable. The Agent shall, not later than 12:00 noon (Charlotte, North Carolina time) on the proposed date of Competitive Loan advance, notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate), and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

        (e) Funding of Competitive Loans. Each Lender which is to make a Competitive Loan shall make its Competitive Loan advance available to the Agent by 2:00 P.M. (Charlotte, North Carolina time) on the date specified in the Competitive Bid Request by deposit in dollars of immediately available funds at the office of the Agent in Charlotte, North Carolina, or at such other address as the Agent may designate in writing. The Agent shall, by 3:00 p.m. (Charlotte, North Carolina time) on the same day, credit the amount so received to the general deposit account of the Borrower with the Agent.

        (f) Repayment of Competitive Loans. Subject to the terms of Section 3.02(b)(i), the Borrower hereby promises to pay to each Competitive Loan Lender the principal amount of the Competitive Loans of such Lender on the last day of the Interest Period applicable thereto; provided, however, unless the Borrower shall give notice to the Agent otherwise, the Borrower, subject to the provisions of Section 5.03, shall be deemed to have requested a Revolving Loan comprised solely of Base Rate Loans in the amount of a maturing Competitive Loan, the proceeds of which will be used to repay such Competitive Loan.

        (g) Interest. (i) Interest Rates. Subject to the provisions of Section 3.01, each Competitive Loan shall bear interest at the Competitive Bid Rate applicable thereto.

        (ii) Payment of Interest. The Borrower hereby promises to pay to each Competitive Loan Lender on each applicable Interest Payment Date (or at such other times as may be specified herein) accrued interest on the Competitive Loans made by such Lender.

        SECTION 2.04.  Swingline Loan Subfacility.

                  (a)   Swingline Commitment.  Subject to and
upon the terms
and conditions and relying upon the representations and warranties herein set forth, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans to the Borrower (each a "Swingline Loan" and, collectively, the "Swingline Loans") from time to time from the Closing Date until the Maturity Date for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIFTEEN MILLION DOLLARS ($15,000,000) (the "Swingline Committed Amount"), and (ii) the sum of Revolving Loans outstanding plus Competitive Loans outstanding plus Swingline Loans outstanding shall not exceed at any time the Revolving Committed Amount. Swingline Loans hereunder shall be made as Base Rate Loans or Quoted Rate Swingline Loans as the Borrower may request in accordance with the provisions of this Section 2.04, and may be repaid and reborrowed in accordance with the provisions hereof.

        (b)    Swingline Loan Advances.

                    (i)Notices; Disbursement.  Whenever the
Borrower
        desires a Swingline Loan advance hereunder it shall give written notice (or telephone notice promptly confirmed in writing) to the Swingline Lender not later than 11:00
a.m.
        (Charlotte, North Carolina time) on the Business Day of the requested Swingline Loan advance. Each such notice shall be irrevocable and shall specify (A) that a Swingline Loan advance is requested, (B) the date of the requested Swingline Loan advance (which shall be a Business Day)
and
        (C) the principal amount of the Swingline Loan advance requested. Each Swingline Loan shall be made as a Base
Rate
        Loan or a Quoted Rate Swingline Loan and shall have such maturity date as the Swingline Lender and the Borrower shall
        agree upon receipt by the Swingline Lender of any such notice from the Borrower. The Swingline Lender shall initiate the transfer of funds representing the Swingline Loan advance to the Borrower by 3:00 p.m. (Charlotte,
North
        Carolina time) on the Business Day of the requested borrowing.

                   (ii)Minimum Amounts. Each Swingline Loan advance
        shall be in a minimum principal amount of $500,000 and in integral multiples of $100,000 in excess thereof.

                  (iii)Repayment of Swingline Loans.  The
Borrower
        hereby promises to pay to the Swingline Lender the principal amount of each Swingline Loan on the earlier of (A) the maturity date agreed to by the Swingline Lender and the Borrower with respect to such Loan (which maturity date shall not be a date more than 7 Business Days from the date
        of advance thereof) or (B) the Maturity Date.  The
Swingline
        Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Lenders, demand repayment of its Swingline Loans by way of a Revolving Loan advance, in which case the Borrower shall be deemed to have requested a
        Revolving Loan advance comprised solely of Base Rate
Loans
        in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one
        Business Day prior to the Maturity Date and on the date of the occurrence of any Event of Default described in Section
        9.01(e) and upon acceleration of the indebtedness hereunder and the exercise of remedies in accordance with the provisions of Section 9.02 (each such Revolving Loan advance
        made on account of any such deemed request therefor as provided herein being hereinafter referred to as a "Mandatory Borrowing"). Each Lender hereby irrevocably agrees to make its pro rata share of each Revolving Loan constituting a Mandatory Borrowing in the amount, in the manner and on the date specified in the preceding sentence
        notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for advances of
Revolving
        Loans otherwise required hereunder, (II) whether any conditions specified in Section 5.03 are then satisfied,
        (III) whether a Default or an Event of Default then exists,
        (IV) failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (V) whether the date of such Mandatory
Borrowing
        is a date on which Revolving Loans are otherwise permitted to be made hereunder or (VI) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such Mandatory Borrowing. In the event that any Mandatory Borrowing cannot for any reason be
        made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the U.S. Bankruptcy Code with respect to the Borrower or any other Credit Party), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred,
        but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon
        its Commitment Percentage of the Revolving Committed
Amount
        (determined before giving effect to any termination of the
        Commitments pursuant to Section 9.02), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which
        the respective participation is purchased and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the
        date of payment for such participation, at the rate equal to the Federal Funds Effective Rate.

                  (c) Interest on Swingline Loans. (i) Subject to the provisions of Section 3.01, each Swingline Loan shall bear interest as follows:

                    (A)Base Rate Loans. If such Swingline Loan is a
        Base Rate Loan, at a per annum rate (computed on the basis of the actual number of days elapsed over a year of 365
        days) equal to the Base Rate.

                    (B)Quoted Rate Swingline Loans.  If such
Swingline
        Loan is a Quoted Rate Swingline Loan, at a per annum rate
        (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Quoted Rate applicable thereto.

Notwithstanding any other provision to the contrary set forth in this Agreement, in the event that the principal amount of any Quoted Rate Swingline Loan is not repaid on the last day of the Interest Period for such Loan, then such Loan shall be automatically converted into a Base Rate Loan at the end of such Interest Period.

        (ii) Payment of Interest. The Borrower hereby promises to pay to the Swingline Lender on each applicable Interest Payment
Date (or at such other times as may be specified herein) accrued interest on the Swingline Loans.

        SECTION 2.05. Termination and Reduction of Commitments. The Borrower may from time to time permanently reduce or terminate the aggregate Revolving Committed Amount in whole or in part (in minimum aggregate amounts of the lesser of $5,000,000 or the full remaining amount of the Revolving Committed Amount) upon three Business Days' prior written notice to the Agent; provided, however, no such termination or reduction shall be made which would reduce the Revolving Committed Amount to an amount less than the sum of Revolving Loans outstanding plus Competitive Loans outstanding. The commitments of the Lenders to make, extend or convert Revolving Loans shall automatically terminate on the Maturity Date. The Agent shall promptly notify each of the Lenders of receipt by the Agent of any notice from the Borrower pursuant to this Section 2.05.

        SECTION 2.06.  Fees.

        (a) Upfront Fee. The Borrower agrees to pay to the Agent for the account of each Lender on or before the Closing Date the upfront fee ("Upfront Fee") for such Lender set forth on
Schedule 1.

        (b) Unused Fee. In consideration of the Revolving Committed Amount made available by the Lenders hereunder, the Borrower agrees to pay to the Agent for the account of the Lenders a fee (the "Unused Fee") computed at a rate for each day during the applicable Unused Fee Calculation Period (hereinafter defined) equal to (i) for any such day occurring prior to the Effective Date of Assignment, one-eighth of one percent (1/8%) per annum on the Unused Revolving Committed Amount and (ii) for any such day occurring on or after the Effective Date of Assignment, one-fourth of one percent (1/4%) per annum on the Unused Revolving Committed Amount. The accrued Unused Fee shall be due and payable in arrears on the fifteenth (15th) day of each January, April, July and October (and on the Effective Date of Assignment and the Maturity Date and on any date that the Revolving Committed Amount is reduced as provided in Section 2.05 or as otherwise provided herein) for the immediately preceding fiscal quarter (or portion thereof) (each such fiscal quarter or portion thereof for which the Unused Fee is payable hereunder being herein referred to as an "Unused Fee Calculation Period"), beginning with the first of such dates to occur after the Closing Date.

        (c) Agent's Fee. The Borrower agrees to pay to the Agent, for its own account or for the account of NationsBanc Capital Markets, Inc., as applicable, the structuring, administrative and other fees referred to in the Agent's Fee Letter (the "Agent's Fees").

        (d) Competitive Bid Request Fee. The Borrower shall pay to the Agent for its own account, a fee of $1,000 (the "Competitive Bid Request Fee") for each Competitive Bid Request, such fee to be payable concurrently with delivery of such Competitive Bid Request (whether or not any Competitive Bid is offered by a Lender, accepted by the Borrower or extended by the offering Lender pursuant thereto).


ARTICLE III.  ADDITIONAL PROVISIONS REGARDING LOANS

        SECTION 3.01. Default Rate. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable.

        SECTION 3.02.  Prepayments.

        (a)   Voluntary Prepayments.

                    (i)Revolving Loans and Term Loan.  The
Borrower
        shall have the right to prepay Revolving Loans and the
Term
        Loan in whole or in part from time to time without
premium
        or penalty; provided, however, that (A) each such partial prepayment shall be a minimum principal amount of
$5,000,000
        or an integral multiple of $1,000,000 in excess thereof and
        (B) no Eurodollar Loan may be prepaid prior to the last day of the Interest Period applicable thereto unless accompanied by payment of amounts specified in Section 3.07. Amounts prepaid on the Revolving Loans may be reborrowed in accordance with the provisions hereof. Amounts prepaid on
        the Term Loan may not be reborrowed.

                   (ii)Competitive Loans. Competitive Loans may not be
        prepaid unless accompanied by payment of amounts specified in Section 3.07.

                  (iii)Swingline Loans.  The Borrower shall have
the
        right to prepay Swingline Loans which are Base Rate Loans
in
        whole or in part from time to time without premium or penalty; provided, however, that each such partial prepayment shall be a minimum principal amount of
$100,000
        or an integral multiple of $100,000 in excess thereof. Swingline Loans which are Quoted Rate Swingline Loans may not be prepaid unless accompanied by payments of amounts specified in Section 3.07. Amounts prepaid on the
Swingline
        Loans may be reborrowed in accordance with the provisions hereof.

                   (iv)Application. Amounts prepaid hereunder shall be
        applied to the Revolving Loans, the Term Loan, the Competitive Loans and the Swingline Loans as the Borrower may elect, provided that (A) if the Borrower shall fail to
        specify its application, prepayments shall be applied first to the Swingline Loans (and with respect to Base Rate
Loans
        and Quoted Rate Swingline Loans comprising such Loans, first to Base Rate Loans and then to Quoted Rate Swingline
Loans
        in direct order of Interest Period maturities), second to Revolving Loans (and with respect to Base Rate Loans and Eurodollar Loans comprising such Loans, first to Base
Rate
        Loans and then to Eurodollar Loans in direct order of Interest Period maturities), third to the Competitive
Loans
        (in direct order of Interest Period maturities) and fourth to the Term Loan (and with respect to Base Rate Loans and Eurodollar Loans comprising such Loans, first to Base
Rate
        Loans and then to Eurodollar Loans in direct order of Interest Period maturities) and (B) prepayments on the
Term
        Loan shall be applied first to accrued interest and then pro rata to each of the then remaining principal installments due on the Term Loan.

        (b)   Mandatory Prepayments.  (i) Competitive Loans.
Ralston Purina shall prepay the principal of and all accrued interest on each Competitive Loan outstanding on the Effective
Date of Assignment.

        (ii) Capital Transactions. Immediately upon receipt by Ralcorp or any of its Subsidiaries of proceeds in the form of cash or Cash Equivalents from any Capital Transaction (other than pursuant to the exercise of stock-based awards granted by Ralcorp to any of its directors, officers or employees) at any time prior to repayment of all principal and accrued interest on the Term Loan, the Borrower shall prepay the Term Loan in an amount equal to the Net Proceeds of such Capital Transaction. Any prepayment pursuant to this Section 3.02(b)(ii) shall be applied first to accrued interest and then pro rata to each of the then remaining principal installments due on the Term Loan, and with respect to Base Rate Loans and Eurodollar Loans comprising the Term Loan, first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

        (c) General. All prepayments of Loans shall be subject to
Section 3.07 but otherwise without premium or penalty and shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment and all other amounts due and payable hereunder with respect to such Loans.

        SECTION 3.03. Extension and Conversion. The Borrower shall have the option, on any Business Day, to extend existing Loans into a subsequent Interest Period or to convert Loans into Loans of another type; provided, however, that (i) except as provided in Section 3.06, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Loans extended as, or converted into, Eurodollar Loans shall be in such minimum amounts as provided in
Section 2.01(b) and Section 2.02(c), (iv) any request for extension or conversion of a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month, and (v) Competitive Loans and Swingline Loans may not be converted or extended pursuant to this
Section 3.03. Each such extension or conversion shall be effected by the Borrower by giving a Notice of Extension/Conversion (or telephone notice promptly confirmed in writing) to the Agent prior to 11:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrower of the matters specified in Section 5.03(b), (c), (d) and (e). In the event the Borrower fails to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loans shall be automatically converted into Base Rate Loans at the end of their Interest Period. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

        SECTION 3.04. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan the Agent shall have determined in good faith (i) that dollar deposits in the principal amounts of such Eurodollar Loan are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate, the Agent shall, as soon as practicable thereafter, give telex or telecopy notice of such determination to the Borrower and the Lenders. In the event of any such determination under clause (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for a Eurodollar Loan pursuant to Section 2.01(b) or Section 2.02(b) shall be deemed to be a request for a Base Rate Loan and (B) any request by the Borrower for conversion into or extension of a Eurodollar Loan pursuant to Section 3.03 shall be deemed to be a request for conversion into or extension of a Base Rate Loan. Each determination by the Agent hereunder shall be in good faith and shall be conclusive absent manifest error.

        SECTION 3.05. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by such Lender, or shall impose on such Lender or the London interbank market any other condition affecting this Agreement, such Lender's Commitment or any Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining such Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender in accordance with paragraph (c) below upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

        (b) If any Lender shall have determined that after the date of this Agreement the applicability of any law, rule, regulation or guideline adopted pursuant to or arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement, such Lender's Commitment or any Loan made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

        (c) A certificate signed by a duly authorized officer of a
Lender setting forth such amount or amounts (including computation of such amount or amounts) as shall be necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Borrower and the Agent, and the Borrower shall pay to such Lender, within 30 Business Days after receipt by the Borrower of such certificate delivered by the Lender, the amount shown as due on any such certificate.

        (d) Notwithstanding the foregoing, if any Lender fails to notify the Borrower of any event that will entitle such Lender to compensation pursuant to paragraph (a) or (b) above, as the case may be, within 90 days after such Lender becomes aware of such event, then such Lender shall not be entitled to any compensation from the Borrower for any increased costs or reduction in amounts received or receivable or reduction in return on capital arising prior to the date that is 90 days before the date on which such Lender notifies the Borrower of such event. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. Each determination by a Lender under this Section 3.05 shall be in good faith and shall be conclusive absent manifest error.

        SECTION 3.06. Change in Legality. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by 30 days' (or such shorter period as shall be required in order to comply with applicable law) written notice to the Borrower and to the Agent, such Lender may:

                    (i)declare that Eurodollar Loans, and
conversions
        into or extensions of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or extension of, a
        Eurodollar Loan shall, as to such Lender only, be deemed a request for, or for conversion into or extension of, a Base
        Rate Loan, unless such declaration shall be subsequently withdrawn; and

                   (ii)require that all outstanding Eurodollar
Loans
        made by it be converted to Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or
(ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

        (b) For purposes of this Section 3.06, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower. Each determination by a Lender under this Section 3.06 shall be in good faith and shall be conclusive absent manifest error.

        SECTION 3.07. Indemnity. The Borrower shall indemnify each
Lender against any loss, cost or expense which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to borrow or to refinance, convert or extend any Loan hereunder after notice of such borrowing, refinancing, conversion or extension has been given pursuant to Section 2.01, 2.02, 2.03,
2.04 or 3.03, or (b) any payment, prepayment or conversion by the Borrower of a Eurodollar Loan, a Competitive Loan or a Quoted Rate Swingline Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto. In the case of any such event, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to such Lender any amounts required to compensate such Lender for any reasonable loss, cost or expense which such Lender may incur as a result of such action or inaction by the Borrower, including without limitation any reasonable loss, cost or expense incurred by reason, of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan or proposed Loan. Each determination by a Lender under this
Section 3.07 shall be in good faith and shall be conclusive absent manifest error.

        SECTION 3.08.  Mandatory Assignment; Commitment
Termination.
In the event any Lender delivers to the Agent or the Borrower, as appropriate, a certificate in accordance with Section 3.05(c) or a notice in accordance with Section 3.06, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Agent under
Section 11.04(c)), and in its sole discretion (a) require such Lender to transfer and assign in whole or in part, without recourse (in accordance with and subject to the terms and conditions of Section 11.04(c)), all or part of its interests, rights and obligations under this Agreement to an assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder or (b) terminate the Commitment of such Lender and prepay all outstanding Loans of such Lender; provided that (i) such termination of the Commitment of such Lender and prepayment of Loans does not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (ii) the Borrower shall have paid to such Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder.


ARTICLE IV.  PAYMENTS; PRO RATA TREATMENT; COMPUTATIONS; U.S.
TAXES; EVIDENCE OF LOANS

        SECTION 4.01. Payments and Computations. Except as otherwise specifically provided herein, all payments hereunder shall be made to the Agent in dollars in immediately available funds, without offset, deduction or withholding of any kind, at its offices at NationsBank Corporate Center, Charlotte, North Carolina not later than 2:00 p.m. (Charlotte, North Carolina time) on the date when due. The Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Agent (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Agreement, specify to the Agent the Loans, Fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Agent shall distribute such payment to the Lenders in such manner as the Agent may determine to be appropriate in respect of obligations owing by the Borrower hereunder, subject to the terms of Section 4.02). The Agent will thereafter cause to be distributed promptly on the same day like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled to receive such payments in accordance with the terms of this Agreement. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days. Interest shall accrue from and include the date of advance, but exclude the date of payment.

        SECTION 4.02. Pro Rata Treatment. Except to the extent otherwise provided herein, each Revolving Loan, each Base Rate Loan or Eurodollar Loan comprising the Term Loan, each payment or prepayment of principal of any Revolving Loan or the Term Loan, each payment of interest on the Revolving Loans or the Term Loan, each payment of Unused Fees, each reduction of the Revolving Committed Amount and each conversion or extension of any Revolving Loan or any Base Rate Loan or Eurodollar Loan comprising part of the Term Loan, shall be allocated pro rata among the Lenders in accordance with their respective Commitment Percentages. With respect to Competitive Loans, if the Borrower fails to specify the particular Competitive Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Competitive Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Competitive Loans without regard to any such direction by the Borrower, then each payment or prepayment of principal on Competitive Loans and each payment of interest or other amount on or in respect of Competitive Loans, shall be allocated pro rata among the relevant Competitive Loan Lenders in accordance with the then outstanding amounts of their respective Competitive Loans.

        SECTION 4.03.  Sharing of Payments.   The Lenders agree
among themselves that, in the event that any Lender shall obtain payment in respect of any Loan or other obligation owing to such Lender under this Agreement through the exercise of a right of set-off, banker's lien, counterclaim or otherwise in excess of its pro rata share as provided for in this Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Agreement. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of set-off, banker's lien, counterclaim or otherwise as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker's lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Agreement, if any Lender or the Agent shall fail to remit to the Agent or any other Lender an amount payable by such Lender or the Agent to the Agent or such other Lender pursuant to this Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Lender at a rate per annum equal to the Federal Funds Effective Rate.

        SECTION 4.04. U.S. Taxes. (a) The Borrower agrees to pay to each Lender that is not a U.S. Person (a "Foreign Lender") such additional amounts as are necessary in order that the net payment of any amount due to such Foreign Lender hereunder after deduction for or withholding in respect of any U.S. Taxes imposed with respect to such payment (or in lieu thereof, payment of such U.S. Taxes by such Foreign Lender), will not be less than the amount stated herein to be then due and payable, provided that the foregoing obligation to pay such additional amounts shall not apply:

                      (i)to any payment to any Foreign Lender
hereunder
        unless such Foreign Lender is, on the date hereof (or on the date it becomes a Lender as provided in Section 11.04(c)) and on the date of any change in the applicable lending office of such Foreign Lender, either entitled to submit
a
        Form 1001 (relating to such Foreign Lender and entitling it to a complete exemption from withholding on all interest to be received by it hereunder in respect of the Loans) or Form
        4224 (relating to all interest to be received by such Foreign Lender hereunder in respect of the Loans); and
any
        Foreign Lender that is, on the date hereof (or on the date that it becomes a Lender as provided in
        Section 11.04(c)) and on the date of any change in its applicable lending office, entitled to submit a Form 1001
or
        a Form 4224 will submit such Form in duplicate to the Borrower, with a copy to the Agent at such time; or

                      (ii)to any U.S. Tax imposed solely by
reason of the
        failure by such Foreign Lender to comply with applicable certification, information, documentation or other reporting
        requirements concerning the nationality, residence, identity, or connections with the United States of
America
        of such Foreign Lender if such compliance is required by statute or regulation of the United States of America as
a
        precondition to relief or exemption from such U.S. Taxes.

For the purposes of this Section 4.04(a), (w) "Form 1001" shall mean Form 1001 (Ownership, Exemption, or Reduced Rate Certificate) of the Department of the Treasury of the United States of America, (x) "Form 4224" shall mean Form 4224 (Exemption from Withholding of Tax on Income Effectively Connected with the Conduct of a Trade or Business in the United States) of the Department of the Treasury of the United States of America (or in relation to either such Form such successor and related forms as may from time to time be adopted by the relevant taxing authorities of the United States of America to document a claim to which such Form relates), (y) "U.S. Person" shall mean a citizen, national or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income and (z) "U.S. Taxes" shall mean any present or future tax, assessment or other charge or levy imposed by or on behalf of the United States of America or any taxing authority thereof or herein.

        (b) Within thirty (30) days after paying any amount to the
Agent or any Foreign Lender from which it is required by law to make any deduction or withholding, and within thirty (30) days after it is required by law to remit such deduction or withholding to any relevant taxing or other authority, the Borrower shall deliver to the Agent for delivery to such Foreign Lender evidence satisfactory to such Foreign Lender of such deduction, withholding or payment (as the case may be).

        SECTION 4.05. Evidence of Loans. (a) Each Lender shall maintain an account or accounts evidencing each Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

        (b) The Agent shall maintain a register and a subaccount for each Lender, in which register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Lender's share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

        (c) The entries made in the accounts, register and subaccounts maintained pursuant to paragraphs (a) and (b) of this
Section 4.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Agent to maintain any such account, such register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans made by such Lender in accordance with the terms hereof.
                  (d) Each Lender agrees, following the payment or prepayment in full by the Borrower of the Term Loan (including principal and interest) in accordance with the terms of this Agreement, to execute such documents and to take such other action as shall be reasonably required by the Borrower to acknowledge, subject to the terms of this Agreement, the satisfaction of the Borrower's obligations under Section 2.02 to pay the principal of and accrued interest on the Term Loan.


ARTICLE V.  CONDITIONS PRECEDENT

        SECTION 5.01.  Conditions to Initial Loans to Ralston
Purina. The obligation of each Lender to make its initial Loans to Ralston Purina is subject to the satisfaction of the following conditions on or prior to the Closing Date:

                      (a)  The Agent shall have received
counterparts hereof
        signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Agent shall have received in form satisfactory to it telegraphic, facsimile, telex or other written confirmation from such party of execution of a counterpart hereof by such party);

                      (b)The Agent shall have received, for its own
        account and for the accounts of the Lenders, any Fees payable on or before the Closing Date;

                      (c)There shall not have occurred since
December 31,
        1993, any material adverse change with respect to the consolidated financial condition of Ralston Purina;

                      (d)  There shall not exist any action, suit
or
        proceeding, pending or threatened, in which there is a reasonable possibility of an adverse decision, which would
        materially adversely affect the ability of Ralston Purina to perform its obligations under the Credit Documents or the ability of the Lenders to exercise their rights thereunder;

                      (e)  The Agent and each Lender shall have
received a
        legal opinion of Timothy L. Grosch, Esq., Associate
Counsel
        of Ralston Purina, dated as of the Closing Date and substantially in the form of Schedule 10;

                      (f)  The Agent and each Lender shall have
received a
        legal opinion of Moore & Van Allen, counsel to the Agent, dated as of the Closing Date and substantially in the form
        of Schedule 11;

                      (g)  The Agent shall have received all
documents it
        may reasonably request relating to the existence of Ralston
        Purina, the corporate authority for and the validity of this
        Agreement executed by Ralston Purina, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Agent;

                      (h)  The representations and warranties set
forth in
        Article VI shall be true and correct in all material respects as of the Closing Date;

                      (i)  No Default or Event of Default shall
exist
        and be continuing either prior to or after giving effect thereto; and

                      (j)  The Agent shall have received such
other
        documents, agreements or information which may be reasonably requested by the Agent.

        SECTION 5.02. Conditions to Assignment to Ralcorp, Release of Ralston Purina and Initial Loans to Ralcorp. The obligations of the Lenders to accept an assignment to and assumption by Ralcorp of the rights and obligations of Ralston Purina under this Agreement and to release Ralston Purina of its direct and indirect, present and future obligations under this Agreement pursuant to Section 11.04(b) and to make its initial Loans to Ralcorp shall be subject to the satisfaction of the following conditions on or prior to the Effective Date of Assignment:

                    (a)  The Agent shall have received a copy of
the Ralcorp
        Assignment and Assumption Agreement duly executed by Ralston
        Purina and Ralcorp;

                    (b)  The Agent shall have received a copy of
the
        Guaranty Agreement duly executed by each of the Guarantors;

                    (c)  The Agent shall have received a
photocopy of a
        fully executed copy of each of the Reorganization
Documents;

                    (d)  The Agent shall have received a copy
certified by a
        secretary or assistant secretary of Ralston Purina of a resolution of the directors of Ralston Purina approving the
        Reorganization;

                    (e)  The Agent shall have received a
certificate
        executed by the chief financial officer of Ralston Purina as of the Effective Date of Assignment stating that, immediately after giving effect to the Reorganization, the
        Distribution and the Ralcorp Assignment and Assumption
        Agreement, Ralston Purina is Solvent;

                    (f)  The Agent shall have received a
certificate
        executed by the chief financial officer of Ralston Purina as of the Effective Date of Assignment stating that (i) the terms of the Reorganization, the final corporate organization and structure of Ralcorp, the structure, tax treatment, existing and projected tax liabilities and all documents related to the Reorganization are consistent in all material respects with the Form 10; (ii) the Reorganization has been consummated in a manner consistent
        in all material respects with the terms of the Form 10 concurrently with the execution of the Ralcorp Assignment and Assumption Agreement; (iii) no material adverse change
        has occurred since December 31, 1993, with respect to the combined financial condition of the Ralcorp Businesses or the consolidated financial condition of Ralcorp; (iv)
there
        does not exist any order, decree, judgment, ruling or injunction which restrains the consummation of the Reorganization or the Distribution in the manner contemplated by the Form 10, and there does not exist any action, suit or proceeding, pending or threatened, in which
        there is a reasonable possibility of an adverse decision, which would materially adversely affect the ability of Ralcorp or any of the Guarantors to perform its obligations
        under the Credit Documents or the ability of the Lenders to exercise their rights thereunder; and (v) immediately after giving effect to the Reorganization, the Distribution and the Ralcorp Assignment and Assumption Agreement, (A) no Default or Event of Default shall have occurred and be continuing and (B) the representations and warranties set forth in Article VI will be true and correct in all material
        respects;

                    (g)The Agent shall have received evidence satisfactory to it that the shares of Ralcorp's common stock
        shall have been approved for listing on the New York
Stock
        Exchange;

                    (h)The Agent shall have received evidence satisfactory to it that the Form 10 shall have been filed with the SEC together with a certification by the chief financial officer of Ralston Purina that Ralston Purina has
        received no stop order regarding the Form 10 from the SEC and that the Form 10 shall have become effective;

                    (i)The Agent shall have received a
certificate
        executed by the chief financial officer of Ralston Purina as of the Effective Date of Assignment stating that the Distribution has been consummated substantially in accordance with the terms and conditions set forth in the Form 10;

                    (j)The Agent shall have received a
certificate
        executed by Ralston Purina stating that (i) Ralston
Purina
        shall ensure within 75 days after the Effective Date of Assignment that Ralcorp will have a Net Worth as of the Effective Date of Assignment of at least $130,000,000 and
        (ii) within 75 days after the Effective Date of Assignment,
        Ralston Purina shall provide the Agent and the Lenders with evidence reasonably satisfactory to the Agent that the Net
        Worth of Ralcorp as of the Effective Date of Assignment is
        at least $130,000,000;

                                        (k)The Agent shall have
received a copy of a ruling
        from the Internal Revenue Service to Ralston Purina to the effect that the Distribution will have the tax effects described in the Form 10, and such ruling shall not have been revised, rescinded or revoked;

                    (l)The Agent shall have received all
documents it
        may reasonably request relating to the existence of each of
        Ralcorp and the Guarantors, the corporate authority for and the validity of the Ralcorp Assignment and Assumption Agreement and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Agent;

                    (m)The Agent and each Lender shall have
received (i)
        a legal opinion of Timothy L. Grosch, Esq., Associate Counsel of Ralston Purina, dated as of the Effective Date of
        Assignment and substantially in the form of Schedule 12 and
        (ii) a legal opinion of R. W. Lockwood, Esq., General Counsel of Ralcorp, dated as of the Effective Date of Assignment and substantially in the form of Schedule 13;

                    (n)Ralston Purina shall have paid in full (i)
the
        principal of and all accrued interest on each Competitive Loan outstanding on the Effective Date of Assignment, together with any amounts payable pursuant to Section
3.07
        in connection with repayment of such Loans and (ii) accrued but unpaid amounts on the Unused Fee through the day immediately preceding the Effective Date of Assignment;
and

                    (o)The Agent shall have received such other documents, agreements or information which may be reasonably
        requested by the Agent.

        SECTION 5.03. Each Loan. The obligation of each Lender to make, convert or extend any Loan (including the obligation of the Swingline Lender to make any Swingline Loan) is subject to satisfaction of the following conditions in addition to (i) with respect to any Loan to be made, converted or extended on a date occurring prior to the Effective Date of Assignment, satisfaction on the Closing Date of the conditions set forth in Section 5.01 and (ii) with respect to any Loan to be made, converted or extended on a date occurring on or after the Effective Date of Assignment, satisfaction on the Closing Date of the conditions set forth in Section 5.01 and satisfaction on the Effective Date of Assignment of the conditions set forth in Section 5.02:

                    (a) (i) In the case of any Revolving Loan or any Base
        Rate Loan or Eurodollar Loan comprising part of the Term Loan, the Agent shall have received an appropriate Notice of
        Borrowing or Notice of Extension/Conversion; (ii) in the case of any Competitive Loan, the applicable Competitive Loan Lender shall have received an appropriate notice of acceptance of its related Competitive Bid; (iii) in the case
        of any Swingline Loan, the Swingline Lender shall have received an appropriate notice of borrowing in accordance with the provisions of Section 2.04(b)(i);

            (b)  The representations and warranties set forth in
        Article VI shall be true and correct in all material respects as of such date (except for those which expressly
        relate to an earlier date);

            (c) There shall not have been commenced against the Borrower an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter
        in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action
        shall remain undismissed, undischarged or unbonded;

            (d) No Default or Event of Default shall exist and be continuing either prior to or after giving effect thereto; and

            (e) There shall not have occurred any material adverse
        change with respect to the consolidated financial condition of the Borrower since the date of the latest annual or quarterly financial statements of the Borrower required to
        be delivered to the Agent and each Lender pursuant to
        Section 7.01 (or prior to delivery of the first financial statements pursuant to Section 7.01, since December 31,
        1993).

The delivery of each Notice of Borrowing and each Notice of Extension/Conversion, each request for a Competitive Bid pursuant to a Competitive Bid Request and each request for a Swingline Loan pursuant to Section 2.04(b)(i) shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b), (c), (d) and (e) above.


ARTICLE VI.  REPRESENTATIONS AND WARRANTIES

        The Borrower hereby represents and warrants to each Lender that:

        SECTION 6.01.  Corporate Organization and Validity.
(a) Each Credit Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Credit Party is duly qualified, is validly existing and in good standing and has lawful power and authority to engage in the business it conducts in each jurisdiction where it conducts its business, except where the failure to so qualify, exist, be in good standing or have power and authority to conduct such business would not have a Material Adverse Effect.
                  (b)   The execution, delivery and performance
of the Credit
Documents will not violate any law, government rule or regulation, any judgment, injunction, order or decree binding upon any Credit Party or the charter, minutes or bylaw provisions of any Credit Party or violate or result in a default (immediately or with the passage of time or upon the giving of notice or both) under any contract, agreement, or instrument to which any Credit Party is a party, or by which it is bound. None of the Credit Parties is in violation of any terms of any agreement, instrument, judgment, injunction, order or decree to which it is a party or by which it may be bound or of its charter, minutes or its bylaws, which violation could have a Material Adverse Effect.

        (c) Each Credit Party has all requisite corporate power and authority to enter into and perform the Credit Documents to which it is a party and to incur the obligations herein and therein provided for, and has taken all proper and necessary corporate action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.

        (d) Each Credit Document has been duly executed and delivered and is a legal, valid and binding obligation of each Credit Party which is a party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium or other laws and equitable principles relating to or affecting creditors' rights generally).

        SECTION 6.02. Pending Litigation. There have been no judgments issued against and there are no judicial, administrative or arbitration orders, awards or proceedings pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries in any court or before any governmental authority or arbitration board or tribunal which may have a Material Adverse Effect, except as shown on Schedule 14. Neither the Borrower nor any of its Subsidiaries is in default with respect to any order of any court, governmental authority, regulatory agency or arbitration board or tribunal, which default would have a Material Adverse Effect.

        SECTION 6.03. Title to Properties. Each of the Borrower and its Subsidiaries has good and marketable title (or its equivalent under applicable law) to all the Property it purports to own which is material to the operation of its business, free from Liens and the claims of any third party, except for Permitted Liens.

        SECTION 6.04. Patents and Trademarks. Each of the Borrower and its Subsidiaries owns or has the right to use all of the material patents, patent applications, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade names, trade name registrations, trade name applications, copyrights, copyright registrations, copyright applications, franchises, licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any known conflict with the rights of others, excluding conflicts that are not reasonably expected to have a material adverse effect on the consolidated financial condition of the Borrower.

        SECTION 6.05.  Governmental Consent.  No consent,
approval
or authorization of, or filing, registration or qualification with, any Governmental Authority on the part of any Credit Party is required in conjunction with the execution, delivery or performance of the Credit Documents to which such Credit Party is a party.

        SECTION 6.06. Taxes. All tax returns required to be filed by the Borrower or any of its Subsidiaries in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon any such member, or upon any of its Property, income or franchises, which are due and payable have been paid, except for those taxes being contested in good faith with due diligence by appropriate proceedings for which appropriate reserves have been maintained under GAAP. The Borrower is not aware of any proposed tax assessments against it or any of its Subsidiaries, the payment of which could reasonably be expected to have a material adverse effect on the consolidated financial condition of the Borrower.

        SECTION 6.07. Financial Statements. (a) The consolidated balance sheet of Ralston Purina and its Subsidiaries at September 30, 1993, and the related statements of earnings and retained earnings for each of the three fiscal year periods then ended, all accompanied by unqualified reports thereon from Price Waterhouse (complete copies of which have been delivered to each of the Lenders), have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial condition of Ralston Purina and its Subsidiaries as of such date and the results of the consolidated operations of Ralston Purina and its Subsidiaries for each such period. The unaudited consolidated and consolidating balance sheets of Ralston Purina and its Subsidiaries at December 31, 1993, and the related statements of earnings and retained earnings for the three months then ended (complete copies of all of which have been delivered to each of the Lenders), have been prepared in accordance with GAAP and present fairly in all material respects the consolidated and consolidating financial condition of Ralston Purina and its Subsidiaries as of such date and the result of its consolidated and consolidating operations for such period, subject to changes resulting from normal year-end audit adjustments. Except as otherwise permitted by Section 8.09, the fiscal year of the Borrower and each of its Subsidiaries ends on September 30. As of the Closing Date, there has been no material adverse change since December 31, 1993, with respect to the consolidated financial condition of Ralston Purina.

        (b)   The combined balance sheet of Ralcorp at September
30,
1993, and the related statements of earnings and retained earnings for each of the two fiscal year periods then ended, all accompanied by unqualified reports thereon from Price Waterhouse (complete copies of which have been delivered to each of the Lenders), have been prepared in accordance with GAAP and present fairly in all material respects the combined financial condition of Ralcorp as of such date and the results of the combined operations of Ralcorp for each such period. The unaudited combined balance sheets of Ralcorp at December 31, 1993, and the related statements of earnings and retained earnings for the three months then ended (complete copies of all of which have been delivered to each of the Lenders), have been prepared in accordance with GAAP and present fairly in all material respects the combined financial condition of Ralcorp as of such date and the results of the combined operations of Ralcorp for such period, subject to changes resulting from normal year-end audit adjustments. As of the Closing Date, there has been no material adverse change since December 31, 1993, with respect to the consolidated financial condition of Ralcorp.

        SECTION 6.08.  Full Disclosure.  (a) None of the
financial
statements referred to in Section 6.07 contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein not misleading.

        (b) The information contained in the Form 10, taken together, does not and will not contain any untrue statement of a material fact and does not and will not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

        SECTION 6.09.  Reorganization Documents.

        (a) The execution, delivery and performance of the Reorganization Documents by each Person which is a party thereto and the consummation of the Distribution in accordance with the Reorganization Documents and the Form 10 are within each such Person's corporate powers, have been duly authorized by all necessary corporate action and require no action by or in respect of, or filing with, any Governmental Authority (except for any such action or filing that has been taken and is in full force and effect), and will not contravene, or constitute a default under, any provision of applicable law or regulation or of the charter, minutes or by-law provisions of any such Person or of any material credit agreement, judgment, injunction, order, decree or other material contract, agreement or instrument binding upon such Person or result in the creation or imposition of any Lien on any Property of any such Person.

        (b) Each of the representations and warranties contained in the Reorganization Documents is true and correct in all material respects.

                  SECTION 6.10.  Funded Indebtedness.  Neither
the Borrower
nor any of its Subsidiaries has any Funded Indebtedness except
(i) as disclosed in the financial statements referenced in
Section 6.07 or (ii) as permitted by Section 8.01.

        SECTION 6.11.  Affiliates and Subsidiaries.  (a) Set
forth
in Schedule 15 is a complete and accurate list as of the Effective Date of Assignment of all Affiliates of Ralcorp or any of its Subsidiaries after giving effect to the Reorganization.

        (b) Set forth in Schedule 16 is a complete and accurate list as of the Effective Date of Assignment of all direct and indirect Subsidiaries of Ralcorp after giving effect to the Reorganization.

        (c) Ralcorp has no Material Subsidiaries as of the Effective Date of Assignment (after giving effect to the Reorganization) other than Ralston Foods, Inc., Bremner, Inc.,
Beech-Nut Nutrition Corporation and Keystone Resorts Management,
Inc.

        SECTION 6.12. Governmental Regulations, Etc.. (a) Neither the use of the Loans or the proceeds thereof by the Borrower, will directly or indirectly violate or result in a violation of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation U, G, T or X. The Borrower does not own or intend to carry or purchase any "margin security" within the meaning of said Regulations.

        (b) Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, neither the Borrower nor any of its Subsidiaries is (i) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, and is not controlled by such a company, or (ii) a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        (c) No director, executive officer or principal shareholder of any Credit Party is a director, executive officer or principal shareholder of any Lender, except for W. P. Stiritz, who is a director of The Boatman's National Bank. For the purposes hereof the terms "director", "executive officer" and "principal shareholder" (when used with reference to any Lender) have the respective meanings assigned thereto in Regulation O issued by the Board of Governors of the Federal Reserve System.

        (d) Each of the Borrower and its Subsidiaries has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its respective Property and to the conduct of its business, the absence of which would likely have a material adverse effect on the consolidated financial condition of the Borrower.

        (e) Neither the Borrower nor any of its Subsidiaries is in material violation of any applicable statute, regulation or ordinance of the United States of America, or of any state, city, town, municipality, county or any other jurisdiction, or of any agency thereof (including without limitation, environmental laws and regulations).

        (f) Each of the Borrower and its Subsidiaries is current with all reports and documents, if any, required to be filed with any state or federal securities commission or similar agency and is in full compliance in all material respects with all applicable rules and regulations of such commissions.

        SECTION 6.13. Environmental Matters. The Borrower has no knowledge after reasonable inquiry, except as disclosed on
Schedule 17, of any spills, releases, discharges or disposals of Hazardous Substances (as defined herein) by the Borrower, any of its Subsidiaries or any third party that have occurred or are currently occurring on any of the real property on which the Borrower or any of its Subsidiaries conducts its business in a quantity in excess of the current reportable quantity established pursuant to any applicable environmental statute, rule or regulation of any Governmental Authority currently in effect that could result in any liability of the Borrower or any of its Subsidiaries under such law and that could reasonably be expected to have a material adverse effect on the consolidated financial condition of the Borrower. As used herein, the term "Hazardous Substances" with respect to a real property means any substance defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance or similar term, by any environmental statute, rule or regulation of any Governmental Authority currently in effect and applicable to such real property.

        SECTION 6.14. Solvency. As of the Closing Date and as of the Effective Date of Assignment, after giving effect to all transactions contemplated by the Credit Documents to occur on such respective dates, each of the Credit Parties is Solvent.

        SECTION 6.15. ERISA. (a) (i) No steps have been taken or proceedings have been instituted, or, to the knowledge of the Borrower, planned, to terminate any Plan where such termination could give rise to any liability under Title IV of ERISA and no contribution failure has occurred with respect to any Plan sufficient to give rise to a Lien under Section 302(f) of ERISA and (ii) no Credit Party has either withdrawn or instituted steps to withdraw from any Multiemployer Plan, which withdrawal has resulted or could result in the incurrence by any Credit Party of liability that could reasonably be expected to have a material adverse effect on the consolidated financial condition of the Borrower.
                  (b) The Borrower has no knowledge of any circumstances likely to cause the PBGC to institute steps to terminate any Material Plans. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by any Credit Party of any liability, fine or penalty that could reasonably be expected to have a material adverse effect on the consolidated financial position of the Borrower.


ARTICLE VII.  AFFIRMATIVE COVENANTS

        The Borrower hereby covenants and agrees that, so long as this Agreement is in effect or any Loans or any other amounts payable hereunder shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

        SECTION 7.01. Information Covenants. The Borrower will furnish, or cause to be furnished, to the Agent and each Lender:

                      (a)Annual Financial Statements.  (i) As
soon as
        available and in any event within 90 days after the close of each fiscal year of the Borrower, a consoli-
dated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year together with related consolidated statements of income and retained earnings and of cash flows for such fiscal year, setting forth in comparative form consolidated figures as of the end of and for the preceding fiscal year, all in reasonable detail and examined by Price Waterhouse, or other independent certified public accountants of recognized national standing acceptable to the Required Lenders and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be qualified as to the scope of the audit or as to the status of the Borrower or any of its Subsidiaries as a going concern. It is specifically understood and agreed that failure of the annual financial statements to be accompanied by an opinion of such accountants in form and substance as provided herein or by a certificate of such accountants as referred to in paragraph (d) below shall constitute a Default.

                      (ii)  As soon as available and in any event
        within 90 days after the close of each fiscal year of the Borrower, an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year together with related unaudited consolidating statements of income and retained earnings and of cash flows for such fiscal year, in each case setting forth in comparative form unaudited consolidating figures as of the end of and for the preceding fiscal year, all in reasonable form and detail acceptable to the Required Lenders, and accompanied by a certificate of the chief financial officer of the Borrower as having been prepared in accordance with GAAP and as presenting fairly in all material respects the consolidating financial condition of the Borrower and its Subsidiaries as of the date of such financial statements, subject to changes resulting from audit and normal year-end audit adjustments.

                      (b)Quarterly Financial Statements. As soon as
        available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly period together with related consolidated and consolidating statements of income and retained earnings and of cash flows for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form unaudited consolidated and consolidating figures for the corresponding date or period of the preceding fiscal year, all in reasonable form and detail acceptable to the Required Lenders, and accompanied by a certificate of the chief financial officer of the Borrower as having been prepared in accordance with GAAP and as presenting fairly in all material respects the consolidated and consolidating financial condition of the Borrower and its Subsidiaries as of the date of such financial statements, subject to changes resulting from audit and normal year-end audit adjustments.

                      (c)Officer's Certificate. At the time of delivery of the financial statements provided for in Sections 7.01(a) and (b), a certificate of the chief financial officer of the Borrower substantially in the form of Schedule 18 to the effect that the Borrower is in substantial compliance with the terms of this Agreement and that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto. In addition, such certificate shall demonstrate compliance with the financial covenants contained in Section 7.11 by calculation thereof as of the end of each such fiscal period.

                      (d)Accountant's Certificate. Within the period
        for delivery of the annual financial statements provided in Section 7.01(a)(i), a certificate of the accountants conducting the annual audit stating that in the course of its regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards (including tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances), they have reviewed this Agreement and they have obtained no knowledge of any violation of any of the financial covenants set forth in Section 7.11 or, if in the opinion of such accounting firm such a violation has occurred and is continuing, a statement as to the nature thereof, all of the foregoing to be in reasonable detail and in form and substance satisfactory to the Required Lenders.

                      (e)SEC and Other Reports. Promptly upon transmission thereof, copies of any filings and registrations with, and reports to, the Securities and Exchange Commission, or any successor agency, by the Borrower or any of its Subsidiaries, and copies of all financial statements, proxy statements, notices and reports as the Borrower or its Subsidiaries shall send to its shareholders or to the holders of any other Funded Indebtedness in their capacity as such holders.

                      (f)Other Information.  With reasonable
        promptness upon any such request, such other information not otherwise required to be delivered by any other provision of this Agreement regarding the business, properties or financial condition of the Borrower and its Subsidiaries as the Agent or the Required Lenders may reasonably request (any such information being collectively referred to for purposes of this paragraph (f) as "Additional Information"); provided, however, that if the Borrower reasonably believes that any material interests of the Borrower or any of its Subsidiaries relating to any such Additional Information which is non-public, confidential or proprietary in nature are not adequately protected in connection with the delivery of such Additional Information to the Agent and the Lenders by any then existing confidentiality agreements entered into by the Agent and the Lenders with respect to the Borrower and its Subsidiaries, then the Borrower shall not be required to deliver such Additional Information pursuant to this paragraph (f) until the Agent and the Lenders shall have executed an additional confidentiality agreement regarding such Additional Information in form and substance mutually satisfactory to the Borrower and the Lenders.

                      (g)Notice of Default or Litigation. Upon the
        Borrower obtaining knowledge thereof, written notice to the Agent and the Lenders (i) immediately, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) promptly, but in any event within five (5) Business Days, of the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries which are, individually or collectively, likely to have a Material Adverse Effect: (A) the pendency or commencement of any litigation, arbitral or governmental proceedings against the Borrower or any of its Subsidiaries, (B) any one or more levies of an attachment, executions or other processes against any Property of the Borrower or any of its Subsidiaries, (C) the occurrence of an event or condition which shall constitute a default or event of default with respect to any Funded Indebtedness of the Borrower or any of its Subsidiaries (other than Funded Indebtedness outstanding under this Agreement and the other Credit Documents) or (D) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against any Credit Party or any of its ERISA Affiliates.

        SECTION 7.02.  Preservation of Existence and
Franchises.  Except as otherwise permitted under Section
8.04, the Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority, unless the failure to do so is not likely to have a Material Adverse
Effect.

        SECTION 7.03. Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, keep books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves). The Borrower will, and will cause each of its Subsidiaries to, permit on reasonable notice officers or designated representatives of the Agent to visit and inspect its books of account and records and any of its properties or assets (in whomever's possession) up to 2 times during each calendar year and to permit the Agent to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and be advised as to the same by, its and their officers, directors and independent accountants; provided, however, that if the Borrower reasonably believes that any material interests of the Borrower or any of its Subsidiaries relating to any non-public, confidential or proprietary information which could become available to the Agent during the course of such inspections or such discussions are not adequately protected by any then existing confidentiality agreements entered into by the Agent and the Lenders with respect to the Borrower and its Subsidiaries, then the Agent shall not be entitled to make any such inspections or to have any such discussions, as the case may be, pursuant to this Section 7.03 until the Agent and the Lenders shall have executed an additional confidentiality agreement regarding such non-public, confidential or proprietary information in form and substance mutually satisfactory to the Borrower and the Lenders.

        SECTION 7.04. Compliance with Law. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all laws, rules, regulations and orders of, and all restrictions imposed by, any Governmental Authority, applicable to it or its Subsidiaries or its or their Property, the violation of which is likely to have a Material Adverse Effect.

        SECTION 7.05. Payment of Taxes and Other Claims. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its Property, before they shall become delinquent and (ii) all material lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien or charge upon any of its Property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

        SECTION 7.06. Insurance. The Borrower will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice for consumer food companies with similar sales and profits.

        SECTION 7.07. Maintenance of Property. The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its material properties and equipment used or useful in its business (in whomsoever's possession as they may be) in good repair, working order and condition, normal wear and tear excepted, and will make, or cause to be made, in such properties and equipment from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements thereto as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, unless the failure to do so is not likely to have a material adverse effect on the conduct of the operations of the Borrower and its Subsidiaries taken as a whole.

        SECTION 7.08. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, perform in all material respects all of its obligations under the terms of all material agreements (including without limitation the Reorganization Documents), indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, unless the failure to do so is not likely to have a material adverse effect on the conduct of the operations of the Borrower and its Subsidiaries taken as a whole.

        SECTION 7.09. ERISA. The Borrower will, and will cause each of its Subsidiaries to, at all times, make prompt payment when due of all contributions required under all Plans and required to meet the minimum funding standard set forth in ERISA with respect to its Plans. The Borrower will not, nor will it permit any of its Subsidiaries or ERISA Affiliates to, (i) terminate a Plan or withdraw from any Multiemployer Plan or (ii) cause or permit to exist any condition under Section 4.02(a) of ERISA or other event or condition which presents a material risk of termination of a Plan at the request of the PBGC, the result of which would be to cause the Borrower and its Subsidiaries to incur a present liability which would result in the occurrence of a Default under Section 9.01(f).

        SECTION 7.10. Use of Proceeds. The proceeds of the Loans hereunder shall be used, subject to the terms of
Section 8.05, for the working capital purposes of the Subsidiaries of the Borrower, for the general corporate purposes of the Borrower and its Subsidiaries and to finance the costs and expenses of the Reorganization, including the repayment of certain indebtedness of Ralston Purina outstanding immediately prior to the Closing Date. As of the Closing Date, the Borrower expects that the Loans will be applied to finance the working capital needs and the general corporate purposes of Ralcorp and its Subsidiaries in the manner described in Schedule 20. Nothing contained in this Section 7.10 shall limit any of the rights of the Agent and the Lenders hereunder or under any of the other Credit Documents as against any Credit Party.

        SECTION 7.11.  Financial Covenants.

        (a) Consolidated Debt Coverage Ratio. The Borrower shall cause the Consolidated Debt Coverage Ratio at each Calculation Date to be no greater than the following proportions:

              Calculation Date
Ratio

        Each Calculation Date occurring
        during the period from the
        Closing Date through and
        including March 31, 1995
        to 3.75 to 1.00

        June 30, 1995 and each
        Calculation Date thereafter
        3.25 to 1.00

        (b)   Consolidated Interest Coverage Ratio.  (i) Ralston
Purina shall cause the Consolidated Interest Coverage Ratio
at each Calculation Date prior to the Effective Date of
Assignment (calculated for the four fiscal-quarter period
ending on such Calculation Date) to be no less than 3.00 to
1.00

(ii) Ralcorp shall cause the Consolidated Interest Coverage
Ratio at each Calculation Date on or after the Effective
Date of Assignment to be no less than 3.00 to 1.00, as calculated:

        (A) for the first Calculation Date to occur after the Effective Date of Assignment, based on (1) Consolidated EBIT for the four fiscal-quarter period then ended and
        (2) Consolidated Interest Expense for the one fiscal-quarter period then ended multiplied by 4;

        (B) for the second Calculation Date to occur after the Effective Date of Assignment, based on (1) Consolidated EBIT for the four fiscal-quarter period then ended and
        (2) Consolidated Interest Expense for the two fiscal-quarter period then ended multiplied by 2;

        (C) for the third Calculation Date to occur after the Effective Date of Assignment, based on (1) Consolidated EBIT for the four fiscal-quarter period then ended and
        (2) Consolidated Interest Expense for the three fiscal-quarter period then ended multiplied by 1.33; and

        (D) for each Calculation Date thereafter, based on (1)
        Consolidated EBIT for the four fiscal-quarter period then ended and (2) Consolidated Interest Expense for the four fiscal-quarter period then ended.

        SECTION 7.12. Material Subsidiaries. Ralcorp shall cause each of its Material Subsidiaries to guarantee pursuant to the Guaranty Agreement the obligations of Ralcorp under the Credit Documents. In furtherance of the above, Ralcorp shall notify the Agent and the Lenders promptly upon any Person becoming a Material Subsidiary and shall cause such Person (i) to execute a Guarantor Joinder Agreement and (ii) to deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including without limitation certified corporate resolutions and other corporate documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent.

        In the event that any Guarantor shall cease to be a direct or indirect Subsidiary of Ralcorp as a result of any transaction permitted by Section 8.04(a) or (b), then, promptly upon the request of the Borrower, the Agent (on behalf of the Lenders) shall thereupon execute such documents and take such other action reasonably requested by the Borrower to cause such Guarantor to be released from its obligations arising under the Guaranty Agreement.

        SECTION 7.13. Domestic Revenues. Ralcorp shall cause the majority of revenues of Ralcorp and its consolidated Subsidiaries for all periods subsequent to the Effective
Date of Assignment to be generated by Property owned or held by one or more of the Domestic Subsidiaries of Ralcorp.


ARTICLE VIII.  NEGATIVE COVENANTS

        The Borrower hereby covenants and agrees that, so long as this Agreement is in effect or any Loans or any other amounts payable hereunder shall remain outstanding, and until all of the Commitments hereunder shall have terminated:

        SECTION 8.01.  Funded Indebtedness.  The Borrower will
not, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or permit to exist any Funded Indebtedness, except:

                      (a)Funded Indebtedness arising under this
        Agreement and the other Credit Documents;

                      (b)Funded Indebtedness existing as of the Closing Date and disclosed in the financial statements referenced in Section 6.07 (and renewals, refinancings or extensions thereof on terms and conditions no less favorable to the applicable obligor than such existing Funded Indebtedness and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

                      (c)Funded Indebtedness incurred or arising under
        or in connection with Permitted Liens;

                      (d)reimbursement obligations of the
Borrower in
        respect of letters of credit or acceptances issued or created for the account of the Borrower provided that the total of all such reimbursement obligations shall not exceed an aggregate principal amount of $20,000,000 at any time outstanding;

                      (e)purchase money Funded Indebtedness
(including
        Capital Leases) hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed assets provided that (i) the total of all such Funded Indebtedness for the Borrower and its Subsidiaries shall not exceed an aggregate principal amount of $50,000,000 at any time outstanding; (ii) such Funded Indebtedness when incurred shall not exceed the purchase price of the assets financed; and (iii) no such Funded Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

                      (f)in addition to the Funded Indebtedness otherwise permitted by this Section 8.01, other Funded Indebtedness hereafter incurred by the Borrower provided that (i) at any time prior to repayment of all principal and accrued interest on the Term Loan, the Borrower shall prepay the Term Loan pursuant to Section 3.02(b)(ii) in an amount equal to the Net Proceeds of such Funded Indebtedness, (ii) the loan documentation with respect to such Funded Indebtedness shall not contain covenants or default provisions more restrictive than the covenants and default provisions contained in the Credit Documents, (iii) the Weighted Average Life to Maturity of such Funded Indebtedness as of the date of incurrence thereof shall be a period extending beyond the Maturity Date and (iv) on the date of incurrence of such Funded Indebtedness after giving effect on a Pro Forma Basis to the incurrence of such Funded Indebtedness and to the concurrent retirement of any other Funded Indebtedness of the Borrower or any of its consolidated Subsidiaries, no Default or Event of Default would exist hereunder.

        SECTION 8.02. Liens. The Borrower will not, nor will in permit any of its Subsidiaries to, contract for, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

        SECTION 8.03. Nature of Business. The Borrower will not, nor will it permit any of its Subsidiaries to, engage in any business other than consumer product businesses, coupon and promotion businesses, all seasons resort businesses, other businesses related to the existing businesses of the Borrower and its Subsidiaries as of the Closing Date and any other business reasonably acceptable to the Required Lenders.

        SECTION 8.04.  Consolidation, Merger, Sale or Purchase of
Assets, etc.. The Borrower will not, nor will it permit any of its Subsidiaries to:

        (a) dissolve, liquidate or wind up its affairs, or enter into any transaction of merger or consolidation; provided, however, that, so long as no Default or Event of Default would be directly or indirectly caused as a result thereof, (i) the Borrower may merge or consolidate with any other Credit Party provided that the Borrower is the surviving corporation; (ii) any Domestic Credit Party (other than the Borrower) may merge or consolidate with any other Domestic Credit Party; (iii) any Domestic Credit Party may merge or consolidate with any Person that is not a Domestic Credit Party provided that (A) such Domestic Credit Party is the surviving corporation and (B) after giving effect on a Pro Forma Basis to such merger or consolidation, no Default or Event of Default would exist hereunder; (iv) any Subsidiary of the Borrower that is not a Domestic Credit Party may merge or consolidate with any other Person that is not a Domestic Credit Party provided that after giving effect on a Pro Forma Basis to such merger or consolidation, no Default or Event of Default would exist hereunder; and (v) any wholly-owned Subsidiary of the Borrower other than a Material Subsidiary may dissolve, liquidate or wind up its affairs;

        (b) sell, lease, transfer or otherwise dispose of any Property (including without limitation pursuant to any sale/leaseback transaction) other than (i) the sale of inventory in the ordinary course of business for fair consideration, (ii) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person's business and (iii) subject to the terms of Section 8.05, other sales or dispositions, provided that (A) after giving effect to such sale or other disposition, the aggregate book value of assets sold or otherwise disposed of pursuant to this clause (iii) since the Closing Date (if Ralston Purina is the Borrower) or the Effective Date of Assignment (if Ralston Purina is no longer the Borrower) does not exceed the majority of Consolidated Total Assets as of the most recent fiscal year end preceding the date of such sale or other disposition with respect to which the Agent shall have received the Required Financial Information and (B) after giving effect on a Pro Forma Basis to such sale or other disposition, no Default or Event of Default would exist hereunder;

        (c) except as otherwise permitted under Section 8.07, acquire all or any substantial part of the capital stock or securities of any other Person or purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or any substantial part of the Property of any other Person; provided that, subject to the terms of Section 7.12 and Section 8.05, the Borrower or any of its Subsidiaries shall be permitted to make acquisitions of the type referred to in this
Section 8.04(c) provided that after giving effect on a Pro Forma Basis to any such acquisition (including but not limited to any Funded Indebtedness to be incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith), no Default or Event of Default would exist hereunder; or

        (d)   with respect to any such Person which is a Domestic
Credit Party, take any action in furtherance of causing such Person not to be incorporated or organized under the laws of any State of the United States or the District of Columbia.

        SECTION 8.05. Transactions with Affiliates. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into or permit to exist any transaction or series of transactions with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) advances by the Borrower or any of its Subsidiaries of working capital to (i) any Subsidiary of the Borrower that is a Guarantor or (ii) any other Subsidiary of the Borrower or any partnership or joint venture in which the Borrower or any of its Subsidiaries is a partner, provided that
(A) such advances are necessary to meet the working capital needs of such Subsidiary and such transfer will not impair the Borrower's operations or its ability to meet its obligations,
(B) to the extent made with proceeds of any Loans hereunder, such advances shall not be applied to any Long Term Debt of such Subsidiary, partnership or joint venture and (C) the aggregate amount of such advances at any time outstanding for all Subsidiaries shall not exceed $25,000,000, (b) transfers of cash and assets to any Domestic Credit Parties, (c) transfers of cash and assets to any Foreign Subsidiary of the Borrower, provided that after giving effect to any such transfer the aggregate amount of cash and assets (valued at book value) transferred pursuant to this clause (c) since the Closing Date (if Ralston Purina is the Borrower) or the Effective Date of Assignment (if Ralston Purina is no longer the Borrower), together with the aggregate amount of Investments in Foreign Subsidiaries of the Borrower made pursuant to Section 8.07 and clause (iv)(B) of the definition of "Permitted Investments" set forth in Section 1.01, does not exceed 5% of Consolidated Total Assets as of the most recent fiscal year end preceding the date of such transfer with respect to which the Agent shall have received the Required Financial Information, (d) transactions pursuant to or contemplated by the Reorganization Documents, (e) transactions permitted by Section 8.07, (f) normal compensation and reimbursement of expenses of officers and directors and (g) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person's business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transactions with a Person other than an officer, director, shareholder, Subsidiary or Affiliate.

        SECTION 8.06. Dividends. Ralcorp will not, nor will it permit any of its Subsidiaries to, declare or pay any Dividends (other than Dividends payable solely in the same class of capital stock of such Person), except that (i) any Subsidiary of Ralcorp may declare or pay Dividends with respect to any shares of its capital stock held by any Credit Party and (ii) provided that no Default or Event of Default has occurred and is continuing at such time or would be directly or indirectly caused as a result thereof, (A) during the period after such time as the Agent shall have received the annual audited financial statements required to be delivered pursuant to Section 7.01(a)(i) for the fiscal year ending September 30, 1994, but prior to repayment of all amounts outstanding on the Term Loan (including principal, interest and Fees), Ralcorp may declare and pay Dividends in an amount at any time not to exceed 50% of cumulative Consolidated Net Income for fiscal year 1994 and each fiscal quarter thereafter for which financial statements have been delivered to the Agent pursuant to
Section 7.01, (B) after repayment of all amounts outstanding on the Term Loan (including principal, interest and Fees), Ralcorp may declare and pay Dividends in any amount and (C) without limiting the generality of clauses (A) and (B) above, Ralcorp may redeem, retire, purchase or otherwise acquire any shares of any class of its capital stock now or hereafter outstanding (or any warrants for or options or stock appreciation rights in respect of any such shares) in an aggregate amount not to exceed $15,000,000 for all such transactions occurring subsequent to the Closing Date.

        SECTION 8.07.  Advances, Investments, Loans, etc..  The
Borrower will not, nor will it permit any of its Subsidiaries to, make Investments in or to any Person, except for Permitted
Investments.

        SECTION 8.08. No Dividend Restrictions. The Borrower will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Person to: (a) pay dividends or make any other distribution on any of such Person's capital stock, (b) subject to subordination provisions, pay any indebtedness owed to the Borrower or any other Credit Party, (c) make loans or advances to the Borrower or any other Credit Party or (d) transfer any of its Property to the Borrower or any other Credit Party.

        SECTION 8.09. Fiscal Year. Without giving prior written notice thereof to the Agent, the Borrower will not change, or permit a change, in the fiscal year for it and its Subsidiaries on a consolidated basis.


ARTICLE IX.  EVENTS OF DEFAULT

        SECTION 9.01. Events of Default. Each of the following shall be an event of default (each an "Event of Default") hereunder:

        (a)   Payment.  The Borrower shall

                      (i) default in the payment when due of any principal of
        any of the Loans, or

                      (ii) default, and such default shall
continue for five
        (5) or more days, in the payment when due of any interest on the Loans, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

        (b) Representations. (i) Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any written statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made or delivered; or

        (ii) On and after the Effective Date of Assignment (and without limiting the generality of clause (i) above), any representation, warranty or statement made by Ralston Purina in any certificate delivered to the Agent pursuant to Section 5.02, or any representation, warranty or statement made or deemed to be made by Ralston Purina herein, in any of the other Credit Documents, or in any written statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue (on the date as of which it was made or deemed to have been made or delivered) in any respect material (A) to the consolidated operations or consolidated financial condition of Ralcorp, (B) the ability of Ralcorp and the Guarantors taken as a whole to perform any material obligation under the Credit Documents or (C) the material rights and remedies of the Lenders as against Ralcorp and the Guarantors taken as a whole under the Credit Documents; or

        (c)   Covenants.  (i) The Borrower shall

                      (A) default in the due performance or
observance of any
        term, covenant or agreement contained in Section 7.02, 7.10,
        7.11 or 7.12 or Sections 8.01 through Section 8.09, inclusive and such default shall continue unremedied for
a
        period of at least ten (10) days after the earlier of an officer of the Borrower becoming aware of such default or notice thereof by the Agent, or

                      (B) default in the due performance or
observance by it
        of any term, covenant or agreement (other than those referred to in subsection (a), (b) or (c)(i)(A) of this
        Section 9.01) contained in this Agreement and such default shall continue unremedied for a period of at least thirty
        (30) days after the earlier of an officer of the Borrower becoming aware of such default or notice thereof by the Agent; or

        (ii) On or after the Effective Date of Assignment (and without limiting the generality of clause (i) above), Ralston
Purina shall default in any material respect in the due performance or observance of any covenant or agreement of Ralston
Purina contained in the certificate delivered to the Agent pursuant to Section 5.02(j); or

        (d) Guaranty Agreement. The guaranty given by any Guarantor pursuant to the Guaranty Agreement or any provision thereof shall cease to be in full force and effect, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor's obligations under the Guaranty Agreement, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty Agreement; or
                  (e) Bankruptcy Event. Any Bankruptcy Event shall occur with respect to the Borrower or any of its Subsidiaries; or

        (f)   Defaults Under Other Agreements; Judgments; ERISA.
If
at any time, (i) the aggregate amount of

                      (A) Funded Indebtedness of the Borrower or any of its
        Subsidiaries (other than Funded Indebtedness outstanding under this Agreement and the other Credit Documents), (1) with respect to which there has occurred (I) a default in any payment (beyond the applicable grace period with respect
        thereto, if any) or (II) a default in the observance or performance relating to such Funded Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition, the effect of which default or other event or condition is to cause, or permit, the holder or holders of
        such Funded Indebtedness (or trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required), any such Funded Indebtedness to become due prior to its stated maturity;
or
        (2) which shall have been declared due and payable, or required to be prepaid other than by a regularly scheduled
        required prepayment, prior to the stated maturity thereof;

 plus

                      (B) the amount of liability with respect to any
        judgments or decrees which shall have been entered against the Borrower or any of its Subsidiaries and not paid or fully covered by insurance provided by a carrier who has acknowledged coverage or not vacated, paid, discharged or stayed or bonded pending appeal within forty-five (45)
days
        from the entry thereof;

 plus

                      (C) (1) the aggregate amount which any of the Credit
        Parties or any member of the Controlled Group shall have failed to pay when due under Title IV of ERISA, (2) the unfunded liabilities under any Plans with respect to which a
        notice of intent to terminate has been filed by any Credit
        Party or any member of the Controlled Group, any Plan administrator or any combination of the foregoing, (3)
the
        unfunded liabilities of any Plans with respect to which
(I)
        the PBGC shall have instituted proceedings under Title IV of
        ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of or to cause a trustee to be appointed to administer or (II) a condition shall exist by reason of which the PBGC would be
        entitled to obtain a decree adjudicating that such Plans must be terminated, and (4) the current payment obligations
        which likely have been incurred by one or more members of the Controlled Group as a result of a complete or partial withdrawal from, or a default, within the meaning of
Section
        4219(c)(5) of ERISA, with respect to, one or more
        Multiemployer Plans,

 shall exceed (ii) $50,000,000; or

        (g)   Ownership.  There shall occur a Change of Control.

        SECTION 9.02. Acceleration; Remedies. Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Lenders or cured to the satisfaction of the Lenders (pursuant to the voting procedures in Section 11.08), the Agent, upon the request of the Required Lenders, shall, by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

                    (i)Termination of Commitments.  Declare the
        Commitments terminated whereupon the Commitments shall be immediately terminated.

                   (ii)Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of
        any and every kind owing by the Borrower to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby
        waived by the Borrower.

                  (iii)Enforcement of Rights. Enforce any and all rights
        and interests created and existing under the Credit
        Documents and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.01(e) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Lenders hereunder automatically shall immediately become due and payable without the giving of any notice or other action by the Agent.


ARTICLE X.  AGENT

        SECTION 10.01. Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto.

        SECTION 10.02. General Immunity. In performing its duties to the Lenders as Agent hereunder, the Agent will take the same care as it takes in connection with credit transactions in which it alone is interested. However, neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Lenders for any action taken or omitted to be taken by it or them hereunder or in connection herewith except for its own or their own gross negligence or willful misconduct.

        SECTION 10.03. Consultation with Professionals. The Agent may consult with legal counsel and other professionals selected by it and shall not be liable to the Lenders for any action taken or suffered in good faith by it in accordance with the advice of such counsel and professionals in their respective areas of expertise.

        SECTION 10.04. Documents; Reliance on Borrowing Base Statements. The Agent shall not be under any duty to examine or pass upon the effectiveness, genuineness or validity of this Agreement or any of the other Credit Documents or any other instrument or document furnished pursuant hereto or in connection herewith, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

        SECTION 10.05. Rights as a Lender. With respect to its Commitment, the Agent shall have the same rights and powers hereunder as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, as applicable and unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to and generally engage in any kind of banking or trust business with any Credit Party as if it were not the Agent.

        SECTION 10.06. Responsibility of Agent. It is expressly understood and agreed that the obligations of the Agent hereunder to the Lenders are only those expressly set forth in this Agreement and the other Credit Documents and that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge of such fact or has received notice from a Lender or a Credit Party that such Lender or Credit Party considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof.

        SECTION 10.07. Action by Agent. So long as the Agent shall be entitled, pursuant to Section 10.06, to assume that no Default or Event of Default has occurred and is continuing, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement or any of the other Credit Documents. The Agent shall incur no liability to the Lenders under or in respect of this Agreement or any of the other Credit Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable under the circumstances.

        Without limiting the generality of the foregoing provisions of this Section 10.07, the Agent shall be conclusively entitled to assume that the conditions precedent set forth in Section 5.03 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied.

        SECTION 10.08. Notices of Event of Default, Etc.. In the event that the Agent shall have acquired actual knowledge of any Default or Event of Default, the Agent shall promptly give notice thereof to the Lenders, and the Agent may take such action and assert such rights with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement or any of the other Credit Documents, as it deems to be advisable in its discretion for the protection of the interests of the Lenders, including, without limitation, the exercise of rights and remedies under Article IX and under any of the other Credit Documents; provided that, as between the Agent and the Lenders only, after the occurrence of an Event of Default, the Agent (i) shall not exercise any rights or remedies granted to it hereunder, under any other of the Credit Documents, or otherwise available to it at law or in equity, without the approval of the Required Lenders (or all of the Lenders, if otherwise required by this Agreement) and (ii) upon the direction of the Required Lenders (or all of the Lenders, if otherwise required by this Agreement), shall exercise such rights and remedies as so directed; provided further that, notwithstanding the above, the Agent shall not be required to take any action which would expose the Agent to personal liability or which is contrary to law unless it shall be indemnified to its satisfaction against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

        SECTION 10.09. Indemnification of Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Credit Parties), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Credit Documents or any action taken or omitted by the Agent under this Agreement or any of the other Credit Documents; provided that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation to the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Credit Documents, to the extent not reimbursed by the Credit Parties.

        SECTION 10.10. No Representations. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Agent or any of its directors, employees, agents, attorneys-in-fact or affiliates hereafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Agent to such Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigations into the business, operations, property, financial and other condition and creditworthiness of each Credit Party and made its own decision to make Loans hereunder and to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Credit Party. The Agent agrees that (i) it shall promptly deliver to each Lender copies of all notices, reports and other documents expressly required to be furnished to the Agent by any of the Credit Parties pursuant to any of the Credit Documents and
(ii) upon the reasonable request of any Lender, it shall promptly deliver to such Lender such other information as the Agent shall receive regarding the Credit Parties or the performance of the respective obligations of the Credit Parties under the Credit Documents; otherwise, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of any Credit Party which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

        SECTION 10.11. Resignation. Subject to the appointment and acceptance of a successor as provided below, the acting Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Borrower, which successor shall be a Lender that is a bank having a combined capital and surplus of at least $500,000,000 or an affiliate of any such bank. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor satisfying the requirements set forth above. Upon the acceptance of any appointment hereunder by a successor Lender, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section
11.07 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


ARTICLE XI.  MISCELLANEOUS

        SECTION 11.01.  Notices.  Notices and other
communications
provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

        (a) if to Ralston Purina, to it at Checkerboard Square, St.
Louis, Missouri  63164, Attention of R. D. Winney, Treasurer
(Facsimile No. 314-982-1620);

        (b)   if to Ralcorp, to it at 901 Chouteau Avenue, St.
Louis,
Missouri  63102 Attention of T. C. Oviatt, Treasurer (Facsimile
No. 314-982-4074);

        (c)   if to the Agent, to it at 70 West Madison, Suite
5300,
Chicago, Illinois 60602, Attention of Lucine Kirchhoff (Facsimile
No. 312-372-9194);

        With a copy to:     NationsBank of North Carolina, N.A.
NationsBank Corporate Center, 6th Floor
NC1-002-06-19
Charlotte, North Carolina  28255
Attention of Mary W. Barnette
(Facsimile No. 704-386-9923)

        (d) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 1 or in the assignment agreement pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telex, telecopy, graphic scanning or other telegraphic communications equipment of the sender, or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or at such other address or telex, telecopy or other number as shall be designated by such party in a notice to each other party complying with the terms of this Section 11.01.

        SECTION 11.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of Loans by the Lenders hereunder regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as any Loans or any amounts are outstanding under this Agreement or any of the other Credit Documents and so long as the Commitments have not been terminated.

        SECTION 11.03. Binding Effect. This Agreement shall become effective when it shall have been executed by Ralston Purina and the Agent, and the Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns.

        SECTION 11.04.  Benefit of Agreement.  (a)  Generally.
This
Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that, except for the assignment by Ralston Purina to Ralcorp contemplated by subsection (b) below, the Borrower may not assign or transfer any of its interests without prior written consent of the Lenders; provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 11.04, provided, however, that nothing herein shall prevent or prohibit any Lender from (i) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) granting assignments or participations in such Lender's Loans and/or Commitments hereunder to its parent company and/or to any affiliate of such Lender which is at least 50% owned by such Lender or its parent company. To the extent required in connection with a pledge of Loans by any Lender to a Federal Reserve Bank, the Borrower agrees that, upon request of any such Lender, it will promptly provide such Lender a promissory note evidencing the repayment obligations of the Borrower with respect to the principal of and interest on the Loans of such Lender arising under Section 2.01, 2.02, 2.03 and/or 2.04, as applicable, such promissory note to be in a form reasonably satisfactory to the Borrower and the applicable Lender.

        (b) Assignment to Ralcorp. At such time as the Agent shall have determined that each of the conditions set forth in Section
5.02 shall have been satisfied, then, at the request of Ralston Purina and Ralcorp, the Agent, on behalf of the Lenders, shall accept the Ralcorp Assignment and Assumption Agreement. Each Lender hereby (i) irrevocably authorizes the Agent to accept the Ralcorp Assignment and Assumption Agreement on behalf of such Lender on the terms set forth in the immediately preceding sentence and (ii) acknowledges and agrees that such acceptance by the Agent of the Ralcorp Assignment and Assumption Agreement shall be binding upon and enforceable against such Lender. Upon acceptance by the Agent of the Ralcorp Assignment and Assumption Agreement (i) Ralcorp shall succeed to all of the rights and obligations of Ralston Purina as "Borrower" under this Agreement, and all references to the "Borrower" in the Credit Documents henceforth shall be deemed to refer to Ralcorp and (ii) Ralston Purina shall be released and discharged (except as otherwise provided in the Ralcorp Assignment and Assumption Agreement) from any obligation or liability arising under or relating to this Agreement, in each case on the terms more fully set forth in the Ralcorp Assignment and Assumption Agreement. The date as of which the Agent accepts the Ralcorp Assignment and Assumption Agreement shall be referred to herein as the "Effective Date of Assignment." The Agent shall promptly notify Ralston Purina, Ralcorp and each Lender of the acceptance by the Agent of the Ralcorp Assignment and Assumption Agreement and the date of the Effective Date of Assignment.

        (c) Assignments by Lenders. Each Lender may assign all or a portion of its rights and obligations hereunder pursuant to an assignment agreement substantially in the form of Schedule 19 to one or more Eligible Assignees, provided that any such assignment shall be in a minimum aggregate amount of $10,000,000 of the Commitments and in integral multiples of $1,000,000 above such amount, and that each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations under this Agreement. Any assignment hereunder shall be effective upon delivery to the Agent of written notice of the assignment together with a transfer fee of $5,000 payable to the Agent for its own account; provided that no such transfer fee shall be payable in connection with an assignment by any Lender to an Affiliate or Subsidiary of such Lender. The assigning Lender will give prompt notice to the Agent and the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a "Lender" for all purposes of this Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned. By executing and delivering an assignment agreement in accordance with this Section 11.04(c), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under this Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto;
(iii) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (iv) such assignee confirms that it has received a copy of this Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement;
(v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents; (vi) such assignee appoints and authorizes the Agent to take such action on its behalf and to exercise such powers under this Agreement or any other Credit Document as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender.

        (d) Participations. Each Lender may sell, transfer, grant or assign participations in all or any part of such Lender's interests and obligations hereunder; provided that (i) such selling Lender shall remain a "Lender" for all purposes under this Agreement and the other Credit Documents (such selling Lender's obligations under this Agreement remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no such participant shall have, or be granted, rights to approve any amendment or waiver relating to this Agreement or any of the other Credit Documents except with respect to any such amendment or waiver which would, under the terms of Section 11.08, require the consent of all of the Lenders, (iii) sub-participations by the participant (except to an affiliate, parent company or affiliate of a parent company of the participant) shall be prohibited and (iv) any such participations shall be in a minimum aggregate amount of $5,000,000 of the Commitments and in integral multiples of $1,000,000 in excess thereof. In the case of any such participation, the participant shall not have any rights under this Agreement or under any of the other Credit Documents (the participant's rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, provided, however, that such participant shall be entitled to receive additional amounts under Sections 3.05 and 3.07 on the same basis as if it were a Lender.

        (e) Disclosure of Confidential Information. (i) Any Lender may, in connection with any assignment pursuant to paragraph (c) above, disclose to the assignee or the proposed assignee any information relating to Ralston Purina, Ralcorp, any Subsidiary of Ralston Purina or Ralcorp, the Reorganization or the Distribution furnished to such Lender by or on behalf of Ralston Purina, Ralcorp or any Subsidiary of Ralston Purina or Ralcorp in connection with this Agreement, provided that, prior to any such disclosure each such assignee or proposed assignee shall execute an agreement containing substantially the terms of all then existing confidentiality agreements entered into by the assigning Lender with respect to the Borrower and its Subsidiaries, in each case whereby such assignee or proposed assignee shall agree to preserve the confidentiality of any non-public, confidential or proprietary information relating to Ralston Purina, Ralcorp, any Subsidiary of Ralston Purina or Ralcorp, the Reorganization or the Distribution.

        (ii) The Lenders may not, in connection with any participation pursuant to paragraph (d) above, disclose to the participant or the proposed participant any non-public, confidential or proprietary information relating to Ralston Purina, Ralcorp, any Subsidiary of Ralston Purina or Ralcorp, the Reorganization or the Distribution furnished to such Lender by or on behalf of Ralston Purina, Ralcorp or any Subsidiary of Ralston Purina or Ralcorp.

        SECTION 11.05. Right of Set-Off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to such Lender hereunder or under any of the other Credit Documents or otherwise, irrespective of whether such Lender shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to
Section 4.03 or Section 11.04(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

        SECTION 11.06. No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Credit Party and the Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or the Lenders to any other or further action in any circumstances without notice or demand.

        SECTION 11.07. Payment of Expenses, etc.. The Borrower agrees to: (i) pay all reasonable out-of-pocket costs and expenses (A) of the Agent in connection with the negotiation, preparation, execution and delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of Moore & Van Allen, special counsel to the Agent) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Agreement and (B) of the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein and/or collection of the obligations of any of the Credit Parties pursuant to the Credit Documents (including, without limitation, in connection with any such enforcement or collection, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Lender, its officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or reasonable out-of-pocket expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document, to the use of proceeds of any Loans hereunder, to the consummation of any other transactions contemplated in any Credit Document or to the Reorganization, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified).

        SECTION 11.08.  Amendments, Waivers and Consents.
Neither
this Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Required Lenders, provided that no such amendment, change, waiver, discharge or termination shall, without the consent of each Lender, (i) extend the scheduled maturities (including the final maturity and any mandatory prepayments) of any Loan, or any portion thereof, or reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder or reduce the principal amount thereof, or increase the Commitment of any Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute a change in the terms of any Commitment of any Lender), (ii) except as otherwise permitted by Section 7.12, release any Guarantor from its obligations under the Guaranty Agreement, (iii) amend, modify or waive any provision of this Section or Section 3.05, 3.07, 4.02, 4.03, 9.01(a), 11.04, 11.05,
11.07 or 11.11, (iv) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Credit Documents (other than the assignment by Ralston Purina to Ralcorp contemplated by Section 11.04(b)). No provision of
Article X may be amended without the consent of the Agent.

        SECTION 11.09. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

        SECTION 11.10.  Headings.  The headings of the sections
and
subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

        SECTION 11.11. Survival of Indemnification. All indemnities set forth herein, including, without limitation, in
Section 3.05, 3.07, 4.04, 10.09 or 11.07 shall survive the
execution and delivery of this Agreement, and the making of the Loans, the repayment of the Loans and other obligations and the termination of the Commitments hereunder.

                  SECTION 11.12.  Governing Law; Submission to
Jurisdiction;
Venue; Waiver of Jury Trial.

        (a)   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF
THE
PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. The Borrower hereby submits to the non-exclusive jurisdiction of the United States District Court for the Western District of North Carolina or the courts of the State of North Carolina in Mecklenburg County for the purposes of any legal action or proceeding with respect to this Agreement or any of the other Credit Documents. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that such proceeding has been brought in an inconvenient form. The Borrower hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified air mail, postage prepaid, return receipt requested, to the address specified for notices to the Borrower pursuant to
Section 11.01 or in any other matter permitted by law. Nothing herein shall affect the right of the Agent to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against the Borrower in any other jurisdiction.

        (b)   EACH OF THE AGENT, THE LENDERS AND THE BORROWER
HEREBY
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

        SECTION 11.13. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

        SECTION 11.14. Entirety. This Agreement and the other Credit Documents represent the entire agreement of the parties hereto and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence, relating to this Agreement or any of the other Credit Documents or the transactions contemplated herein and therein.


        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.


RALSTON PURINA COMPANY


By______________________________

Title___________________________



NATIONSBANK OF NORTH CAROLINA,
N.A.


By______________________________

Title___________________________



BANK OF AMERICA, NATIONAL TRUST
AND SAVINGS ASSOCIATION


By______________________________

Title___________________________



THE BANK OF NEW YORK


By______________________________

Title___________________________



THE BOATMEN'S NATIONAL BANK
OF ST. LOUIS


By______________________________

Title___________________________




[Signatures Continued]
CREDIT LYONNAIS
CHICAGO BRANCH


By______________________________

Title___________________________


By______________________________

Title___________________________



CREDIT LYONNAIS
CAYMAN ISLAND BRANCH


By______________________________


Title___________________________


By______________________________

Title___________________________



THE FIRST NATIONAL BANK OF CHICAGO


By______________________________

Title___________________________



MERCANTILE BANK OF ST. LOUIS
NATIONAL ASSOCIATION


By______________________________

Title___________________________





                              [Signatures Continued]

TORONTO DOMINION (TEXAS), INC.


By______________________________

Title___________________________



THE BANK OF NOVA SCOTIA


By______________________________

Title___________________________



THE FIRST NATIONAL BANK OF BOSTON


By______________________________

Title___________________________



BANK BRUSSELS LAMBERT


By______________________________

Title___________________________



BANKERS TRUST COMPANY

By______________________________

Title___________________________



THE CHASE MANHATTAN BANK, N.A.


By______________________________

Title___________________________


                              [Signatures Continued]

CREDIT SUISSE


By______________________________

Title___________________________



SOCIETE GENERALE


By______________________________

Title___________________________



WACHOVIA BANK OF GEORGIA, N.A.


By______________________________

Title___________________________



NATIONSBANK OF NORTH CAROLINA,
N.A., as Agent


By______________________________

Title___________________________

Title_________________________